UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [   ]

Check the appropriate box:

[ ]	Preliminary Proxy Statement

[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[X]	Definitive Proxy Statement

[ ]	Definitive Additional Materials

[ ]	Soliciting Material Pursuant to Section 240.14a-12

West Marine, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]	No fee required.

[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-12.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

[ ]	Fee paid previously with preliminary materials.

[ ]	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

To the Stockholders of West Marine, Inc.:
          You are cordially invited to attend the 2008 Annual Meeting of Stockholders of West Marine, Inc. to be held at our company support center, 500 Westridge Drive, Watsonville, California, on Wednesday, May 21, 2008 at 10:30 a.m., local time.
          The accompanying Notice of Annual Meeting of Stockholders and Proxy Statement explain the matters to be voted on at the meeting. Please read the enclosed Notice and Proxy Statement so you will be informed about the business to come before the meeting. Your vote is important, regardless of the number of shares you own. On behalf of the Board of Directors, I urge you to mark, date, sign and return the enclosed proxy card or take advantage of our telephone or Internet voting system as soon as possible, even if you plan to attend the Annual Meeting.

Sincerely,

/s/ Geoffrey A. Eisenberg

Geoffrey A. Eisenberg
Chief Executive Officer

Watsonville, California
April 22, 2008

500 Westridge Drive
Watsonville, California 95076-4100
(831) 728-2700

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To be Held on Wednesday, May 21, 2008, 10:30 a.m.

To the Stockholders of West Marine, Inc.:
     Notice is hereby given that the 2008 Annual Meeting of Stockholders of West Marine, Inc. will be held at West Marine’s company support center, 500 Westridge Drive, Watsonville, California, on Wednesday, May 21, 2008 at 10:30 a.m., local time, for the following purposes:
(1)	To elect seven directors;

(2)	To amend the West Marine, Inc. Omnibus Equity Incentive Plan;

(3)	To ratify the selection of Deloitte & Touche LLP, independent registered public accounting firm, as the independent auditors for the fiscal year ending January 3, 2009; and

(4)	To transact such other business as may properly come before the Annual Meeting.
     The Board of Directors has fixed March 26, 2008 as the record date for the Annual Meeting with respect to this proxy solicitation. Only stockholders of record at the close of business on that date are entitled to notice of and to vote at the Annual Meeting or any adjournments thereof.

By Order of the Board of Directors
/s/ Pamela J. Fields
Pamela J. Fields, Esq.
Secretary

Watsonville, California
April 22, 2008

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON, PLEASE MARK, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED POSTAGE PAID ENVELOPE OR USE OUR TELEPHONE OR INTERNET VOTING SYSTEM AS PROMPTLY AS POSSIBLE. A PROXY MAY BE REVOKED BY A STOCKHOLDER IN THE MANNER SPECIFIED IN THE ENCLOSED PROXY STATEMENT.

500 Westridge Drive
Watsonville, California 95076-4100
(831) 728-2700

PROXY STATEMENT
2008 Annual Meeting of Stockholders

Solicitation and Revocability of Proxies
     The Board of Directors of West Marine, Inc. is furnishing this Proxy Statement to solicit proxies to be used at West Marine’s Annual Meeting of Stockholders to be held on May 21, 2008, at the time and place and for the purposes set forth in the foregoing Notice of Annual Meeting of Stockholders, and at any adjournment of the meeting. This Proxy Statement and the enclosed form of proxy were first sent for delivery to West Marine’s stockholders on or about April 22, 2008.
     Each valid proxy received in time will be voted at the Annual Meeting in accordance with the choice specified, if any. Valid proxies include all properly executed written proxy cards and all properly completed proxies voted by telephone or the Internet pursuant to this solicitation that were not later timely revoked. All proxies received that are executed but not voted will be voted as recommended by the Board of Directors.
     Any proxy duly given pursuant to this solicitation may be revoked by the stockholder, in accordance with the following procedures, at any time prior to the voting of the proxy at the Annual Meeting or any adjournment thereof. A proxy may be revoked (i) by written notice delivered to the Secretary of West Marine stating that the proxy is revoked, (ii) by a later dated proxy signed by the same person who signed the earlier proxy and delivered to the Secretary of West Marine, (iii) by using the telephone or Internet voting procedures before 11:00 p.m., Pacific time, on May 20, 2008, or (iv) by attendance at the Annual Meeting and voting in person. Attendance at the Annual Meeting will not in and of itself constitute a revocation of a proxy.
Voting by Proxy
     If a stockholder is a corporation, partnership, or limited liability company, the accompanying proxy card must be signed in the full corporate, partnership or limited liability company name by a duly authorized person. If the proxy card is signed pursuant to a power of attorney or by an executor, administrator, trustee or guardian, the signer’s full title must be given and a certificate or other evidence of appointment must be furnished. If shares are owned jointly, each joint owner must sign the proxy card.
     You can vote in one of four ways. You can vote by mail, you can authorize the voting of your shares over the Internet, you can authorize the voting of your shares by telephone, or you can vote in person at the Annual Meeting.
     If you choose to vote by mail, you may vote by completing and signing the proxy card that accompanies this Proxy Statement and promptly mailing it in the enclosed postage-prepaid envelope. You do not need to put a stamp on the enclosed envelope if you mail it in the United States. The shares you own will be voted according to the instructions on the proxy card you mail. If you return the proxy card, but do not give any instructions on a particular matter described in this Proxy Statement, the shares you own will be voted in accordance with the recommendations of our Board of Directors. If you choose to vote by mail, your vote must be received by 10:00 a.m., Pacific time, on May 21, 2008.

     If you choose to vote by telephone or the Internet, instructions for a stockholder of record to vote by telephone or the Internet are set forth on the enclosed proxy card. The telephone and Internet voting procedures are designed to authenticate votes cast by use of a personal identification number, which appears in the shaded area at the top of the proxy card. These procedures, which comply with Delaware law, allow stockholders to appoint a proxy to vote their shares and to confirm that their instructions have been properly recorded. If you vote by telephone or the Internet, you do not have to mail in your proxy card, but your vote must be received by 11:00 p.m., Pacific time, on May 20, 2008.
     If the shares you own are held in “street name” by a bank or brokerage firm, your bank or brokerage firm, as the record holder of your shares, is required to vote your shares according to your instructions. In order to vote your shares, you will need to follow the directions your bank or brokerage firm provides you. Many banks and brokerage firms also offer the option of voting over the Internet or by telephone, instructions for which would be provided by your bank or brokerage firm on your vote instruction form.
Voting Securities
     Only stockholders of record on the books of West Marine as of the close of business on March 26, 2008, which has been fixed as the record date in accordance with our bylaws, will be entitled to vote at the Annual Meeting.
     As of the close of business on March 26, 2008, there were outstanding 21,893,741 shares of common stock of West Marine, each share of which is entitled to one vote. The presence at the Annual Meeting in person or by proxy of holders of a majority of the issued and outstanding shares of common stock will constitute a quorum for the transaction of business at the meeting or any adjournment thereof, unless notice of the adjournment provides otherwise in accordance with our bylaws. Of the shares present at the Annual Meeting, in person or by proxy, and entitled to vote, the affirmative vote of the majority is required for the election of directors, to amend the West Marine, Inc. Omnibus Equity Incentive Plan (the Equity Incentive Plan) , and to ratify the selection of our independent registered public accounting firm for fiscal year 2008.
     Votes cast in person or by proxy at the Annual Meeting will be tabulated by the election inspector appointed for the meeting, and the election inspector will determine whether or not a quorum is present. For purposes of determining the presence of a quorum, the election inspector will treat abstentions and broker non-votes as shares that are present and entitled to vote.
          If you are a beneficial owner and hold your shares in street name through a broker and do not return the voting instruction card, or otherwise not instruct the broker with respect to a particular proposal, the broker or other nominee will determine if it has the discretionary authority to vote on a particular proposal. Under applicable rules, brokers have the discretion to vote on routine matters, such as the ratification of the selection of accounting firms, but do not have discretion to vote on non-routine matters. Accordingly, a broker non-vote occurs if the broker has indicated on the proxy card that it does not have discretionary authority to vote on a particular proposal.
     With respect to the election of directors, a stockholder may vote “For” or “Withhold Authority.” Votes indicating “Withhold Authority” will be counted as a vote against the nominee or slate of nominees. For all other proposals, a stockholder may indicate “For,” “Against” or “Abstain.” An abstention will have the effect of a vote against the applicable proposal. Similiarily, if a broker indicates on the proxy that it does not have discretionary authority to vote on a particular matter, such broker non-vote will have the same effect as a vote against the applicable proposal.

ELECTION OF DIRECTORS
EQUITY COMPENSATION PLAN INFORMATION
SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
CERTAIN TRANSACTIONS
AMENDMENT TO OMNIBUS EQUITY INCENTIVE PLAN
PLAN BENEFITS
SELECTION OF INDEPENDENT AUDITORS
OTHER MATTERS
ANNUAL REPORT ON FORM 10-K
STOCKHOLDER PROPOSALS
COST OF SOLICITATION

ELECTION OF DIRECTORS
(Proposal No. 1)
     Seven directors are to be elected at the Annual Meeting to hold office until the 2009 Annual Meeting of Stockholders or until their respective successors shall have been elected and qualified. The persons named below are nominees for election, and each of the nominees is currently a director. The persons named as proxies intend (unless authority is withheld) to vote for the election of all the nominees as directors.
     The Board of Directors has no reason to believe that any nominee for director would be unable or unwilling to serve as a director. If at the time of the Annual Meeting, or any adjournment thereof, any nominee is unable or unwilling to serve as a director of West Marine, the persons named in the proxy intend to vote for such substitute nominee as may be nominated by the Governance and Compensation Committee and approved by the Board of Directors or as otherwise directed by the Board of Directors, unless directed by the proxy to do otherwise.
     THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES.
     The following information regarding the nominees, their occupations, employment history and directorships in certain companies is as reported by the respective nominees.

Nominees for Director	Business Experience During Past Five Years and Other Information

Randolph K. Repass	Mr. Repass, 64, has served as Chairman of the Board of West Marine since its founding in 1968. He also has served as Chief Executive Officer, from 1968 to April 1995 and from July 1998 to November 1998, and as President, from 1968 to 1990 and from August 1993 to March 1994. Mr. Repass served as a member of the board of New England Ropes, Inc. until June 30, 2007. He also has served as a director and President of Sail America, the sailing industry association, and as a director of the National Marine Manufacturers Association. Mr. Repass’ boating background includes sailboat racing and cruising on sail and power boats.

Geoffrey A. Eisenberg	Mr. Eisenberg, 55, has served as a director of West Marine since 1977 and was appointed its Chief Executive Officer and President on December 10, 2007. Mr. Eisenberg also served West Marine in numerous senior executive positions from 1976 until 1994. From January 1995 to December 2000, Mr. Eisenberg served as a senior consultant to West Marine. From December 2000 until December 2007, Mr. Eisenberg was a part-time, on-call employee of West Marine, available for special projects. Mr. Eisenberg served as Chief Executive Officer of Salz Leathers Inc. from December 2000 until December 2007 and, from 1997 until 2000, he served as Chief Executive Officer of Greenhorn Creek Associates, a real estate and golf development company. Prior to his appointment as West Marine’s Chief Executive Officer and President, Mr. Eisenberg was a consultant and advisor to a number of companies, specializing in chief executive officer training and professional management development. Mr. Eisenberg serves on the board of directors of the following privately-owned companies: LiveOps Inc. and Logispring Investments. Mr. Eisenberg has participated, both as skipper and crew, in many offshore sailing races and cruises.

Nominees for Director	Business Experience During Past Five Years and Other Information

David McComas	Mr. McComas, 65, has served as a director of West Marine since 1996, is a member of the Governance and Compensation Committee and also serves as the presiding independent director. Mr. McComas served as President and Chief Executive Officer from July 2001, and as Chairman from January 2004, of Eye Care Centers of America, Inc., until his retirement on December 31, 2007. Mr. McComas also had served as its President and Chief Operating Officer from July 1998 to July 2001. From June 1991 to July 1998, Mr. McComas served as Western Region President and Corporate Vice President and held several other senior management positions with Circuit City Stores, Inc. Mr. McComas has been a boater since acquiring his first boat when he was 12 years old. He is an avid fisherman and has participated in various saltwater bill fishing tournaments over the years on both the east and west coasts. His current boat is a power sport fisher.

Alice M. Richter	Ms. Richter, 54, has served as a director of West Marine since January 2, 2005 and was appointed as chair of the Audit Committee on January 1, 2006. Ms. Richter was a certified public accountant with KPMG LLP for 26 years, until her retirement in June 2001. Ms. Richter joined KPMG’s Minneapolis office in 1975 and was admitted to the KPMG partnership in 1987. During her tenure at KPMG, she served as the National Industry Director of KPMG’s U.S. Food and Beverage practice and also served as a member of the Board of Trustees of the KPMG Foundation from 1991 to 2001. Ms. Richter also serves on the board of directors of: G&K Services, Inc., a publicly- held company, where she is chair of the audit committee; Fingerhut Direct Marketing, Inc., a privately-held company, which she joined in 2007 and serves as chair of the audit committee; and Thrivent Financial for Lutherans, a non-profit financial services membership organization, which she joined in 2007 and serves as an audit committee member. As an avid water skier, she is never far from a boat.

Peter Roy	Mr. Roy, 51, has served as a director of West Marine since 2001 and is a member of the Audit Committee. Mr. Roy is an entrepreneur and business advisor to companies in the healthy lifestyle industry. From 1993 to 1998, Mr. Roy served as President of Whole Foods Market, Inc., a natural food products retailer, and for five years prior to that served as its President of the West Coast Region. Mr. Roy also is a director of United Natural Foods, Inc. Mr. Roy is a strategic advisor to North Castle Partners, a private equity fund, and was formerly Chairman of the National Outdoor Leadership School, a non-profit wilderness education school. He is a life-long boater having grown up on the marshes of southern Louisiana. He currently lives on the Inter-coastal waterway in South Carolina with a boat always nearby.

Daniel J. Sweeney, Ph.D.	Dr. Sweeney, 65, has served as a director of West Marine since 2001 and is the chair of the Governance and Compensation Committee. Dr. Sweeney is an adjunct professor at the Daniels College of Business at the University of Denver. From June 1995 to June 2000, Dr. Sweeney served as Vice President, Global Consulting, for IBM Global Services, a technology services company. Prior to joining IBM, Dr. Sweeney was Chairman of the Management Horizons Division of Price Waterhouse LLP (now PricewaterhouseCoopers), which provided research and consulting services to the retailing industry. Dr. Sweeney also is an author and commentator on the retailing and consumer marketing industries and has served as an advisor to leading firms in the industry. Dr. Sweeney is President, director and co-founder of The Center for Corporate Excellence, and a member of the Advisory Board of the Retail Management Institute at Santa Clara University. Dr. Sweeney is an avid outdoorsman pursuing a number of activities including fly fishing, mountain and road biking, outdoor photography, summer and winter hiking and both Nordic and alpine skiing from his home in the Colorado mountains.

Nominees for Director	Business Experience During Past Five Years and Other Information

William U. Westerfield	Mr. Westerfield, 76, has served as a director of West Marine since 2000 and is a member of the Audit Committee. In 1992, Mr. Westerfield retired as an audit partner of Price Waterhouse LLP (now PricewaterhouseCoopers) after having been with the firm for 36 years and serving as an audit partner for 27 years. In addition to serving on West Marine’s board, Mr. Westerfield currently serves as a director and member of the audit committee, the compensation committee, and the nominating and governance committee of Gymboree Corporation, and as director and audit committee chairman of Lifetime Brands, Inc., each of which is a publicly-held company. Mr. Westerfield lived and worked for many years in the Caribbean, including Puerto Rico and the Dominican Republic, during which time he participated in extensive sailboat racing and cruising. His sailing activities have taken him throughout the Caribbean, the eastern United States and Bermuda, and include a trans-Atlantic crossing. A long standing New York Yacht Club member, Mr. Westerfield received the NYYC Cruising Award in 1988. He also is a member of the Naples Yacht Club. Mr. Westerfield is a former commodore of Club Nautico de Puerto Rico, and was a racing participant and official of the Jersey Ocean Racing Club and the Atlantic Highlands Yacht Club, and member of the U.S. Power Squadron. He also serves on the board of the Friends of Bermuda Maritime Museum.
Board of Directors and Committees
     During fiscal year 2007, the Board of Directors held five regular meetings and two special meetings. The Board of Directors has an Audit Committee and a Governance and Compensation Committee. Each director attended at least 80% of the total number of meetings of the Board of Directors and meetings of the Committee on which each director served during fiscal year 2007, except for Mr. Roy, who was able to attend only 71% of such meetings due to previous commitments when certain special meetings were called. The nominating functions are performed by the Governance and Compensation Committee.
     The Board has affirmatively determined that Messrs. McComas, Roy, Sweeney and Westerfield and Ms. Richter are independent directors, as defined by the NASDAQ listing requirements.
     Each director is expected to attend and participate in, either in person or by means of telephonic conference, all scheduled Board meetings and meetings of committees on which such director is a member. All members of the Board attended last year’s Annual Meeting, and members of the Board of Directors are encouraged to attend the Annual Meeting each year.
Stockholder Communications
     West Marine has developed the following policy statements: Internal Process for Handling Communications to Directors (Non-Audit Committee) and Internal Process for Handling Communications to the Audit Committee. These policy statements describe West Marine’s process for collecting, organizing and relaying communications from its associates, stockholders and other interested parties to members of the Board of Directors or members of the Board’s standing committees. Such communications can be sent by writing to the following address:
West Marine, Inc.
c/o Secretary
500 Westridge Drive
Watsonville, California 95076
Stockholders and other interested parties also may email members of the Board of Directors at bod@westmarine.com.
     As described in the director communication policy statements, the Secretary of West Marine will summarize all correspondence received and periodically forward summaries to the Board. Members of the Board may at any time request copies of any such correspondence. Communications may be addressed to the attention of the Board, a standing committee of the Board, or any individual member of the Board or a committee. Communication that is primarily commercial in nature or relates to an improper or irrelevant topic may be filtered out and disregarded (without providing a copy to the directors or advising them of the communication), or may otherwise be handled in the Secretary’s discretion. Communication that requires investigation to verify its content may not be forwarded immediately. Additionally, the Secretary may handle routine business communications and will provide a copy of the original communication to the Chairman of the Board (or to the presiding independent director, or to the chair of the appropriate Board committee) and advise such director of any action taken.
     West Marine associates, stockholders and other interested parties may report any concerns about company activities, including concerns regarding accounting, internal controls over financial reporting or auditing matters, violations of any rule or regulation of the Securities and Exchange Commission or any provision of federal law relating to fraud against stockholders, and violations of matters covered by the company’s Code of Ethics, to West Marine’s internal auditor or general counsel. Alternatively, such concerns may be reported anonymously through the “Network Hotline” by calling 1-800-241-5689. A summary report relative to any such matters will be delivered to the Audit Committee and handled in accordance with procedures established by the Audit Committee with respect to such matters. A copy of each director communication policy statement is available on West Marine’s website at http://www.westmarine.com/ under “Investor Relations,” or a printed copy can be obtained by writing to the Secretary, West Marine, Inc., 500 Westridge Drive, Watsonville, California 95076.
Code of Ethics
     West Marine has a Code of Ethics that covers all associates, officers and directors and includes provisions regarding proper business conduct and ethics ranging from restrictions on gifts, compliance with applicable law and avoidance of conflicts of interest, and a separate Code of Ethics for Senior Financial Officers (which covers our principal executive officer, principal financial officer and controller). Each code is reviewed at least annually by the Board of Directors to assess the adequacy of their respective provisions and compliance with regulations. A copy of each code is available on West Marine’s website at http://www.westmarine.com/ under “Investor Relations,” or a printed copy can be obtained by writing to the Secretary, West Marine, Inc., 500 Westridge Drive, Watsonville, California 95076.
Governance Principles and Practices
     West Marine has long believed that good governance is important to ensure that the company is managed for the long-term benefit of its stockholders. Over the years, West Marine has had in place good business practices designed to support this commitment and to maintain the highest level of governance. Management and the Board of Directors periodically review the company’s governance policies and practices, monitoring changes in the law and developments in this area by various authorities active in governance. The following sets forth West Marine’s governance principles and practices:
•	Board of Directors:
•	The number of current directors is eight, consisting of five independent directors, our Chairman of the Board, who is a non-management director, our Chief Executive Officer, and one vacancy to be filled;

•	Terms in office for all directors are set at one year, rather than staggered;

•	Performance of the Board of Directors is reviewed regularly, with oversight by the Governance and Compensation Committee;

•	In lieu of a mandatory age or term limit, directors submit a letter of resignation for review by the Governance and Compensation Committee and the Chairman of the Board in connection with the evaluation of Board performance;

•	New director nominees must meet guidelines developed by the Governance and Compensation Committee;

•	A procedure exists for stockholder nominations of directors;

•	Written director communication policy statements exist for communication to directors by stockholders, associates and other interested parties;

•	A procedure exists for determining the “independence” of director nominees;

•	A procedure exists for determining whether Audit Committee members are “financial experts” under Securities and Exchange Commission rules and “financially sophisticated” under NASDAQ rules;

•	Non-management directors regularly hold executive sessions separate from management;

•	The “presiding independent director” sets the agenda for and leads executive sessions of the independent directors, and presides over other matters as directed by the Board of Directors;

•	Members of the Board of Directors may not serve as directors for more than four public companies; our Chief Executive Officer does not serve on the board of any other public company, and none of our other directors serve on more than two other public company boards;

•	All directors attend scheduled board, committee, and annual meetings of stockholders, except where the failure to attend is due to unavoidable circumstances;

•	Our bylaws (i) do not contain “poison pill” provisions, and (ii) do contain provisions for a simple majority stockholder vote for charter or bylaw amendments and for special meetings called by, and action to be taken by written consent of, stockholders;

•	By policy, the positions of Chairman and of Chief Executive Officer are held by two different persons;

•	Directors must submit a letter of resignation upon a job change;

•	No provisions exist for retirement plans for directors, and the company offers no pension plans for director participation; and

•	A new director orientation program exists for each new individual joining our Board which outlines the role and responsibilities of the Board and the company’s operations, and as part of this orientation, new directors have opportunities to meet with the company’s senior management.
•	Committees of the Board of Directors:
•	Each committee of the Board of Directors has a governing charter, each of which is subject to review on an annual basis and posted on our website. The Audit Committee charter, revised by the Audit Committee and ratified by the Board of Directors in March 2007, and the Governance and Compensation Committee charter, revised by the Governance and Compensation Committee and ratified by the Board of Directors in November 2007, are available on our website at http://www.westmarine.com/ under the “Corporate Governance” section of our “Investor Relations” page;

•	Our internal auditors and Deloitte & Touche LLP, our independent registered public accounting firm, report directly to the Audit Committee;

•	The Audit Committee’s appointment of our independent auditors is ratified by our stockholders;

•	The Board of Directors and its committees meet at least quarterly;

•	A majority of Audit committee members are “financial experts”;

•	All committees of the Board of Directors are to be comprised solely of “independent” directors;

•	No interlocks exist between Governance and Compensation Committee members or between such members and any of West Marine’s executive officers; and

•	The Audit Committee meets with management and our independent auditors prior to the filing of officers’ certifications with the Securities and Exchange Commission to receive information concerning, among other things, any significant deficiencies in the design or operation of internal controls over financial reporting.

•	Ethics and Governance:
•	A Code of Ethics for all officers, directors and associates and a separate Code of Ethics for Senior Financial Officers are posted on our website;

•	Governance Principles which outline our governance practices, including the role and responsibilities of the Board of Directors, are posted on our website;

•	The Audit Committee reviews and approves all related party transactions with our directors and executive officers;

•	Loans to executive officers and directors are prohibited;

•	Audit and non-audit services to be performed by our independent auditors must be pre- approved by the Audit Committee;

•	Our “Whistleblower Policy and Procedures” relating to corporate reporting and disclosure, accounting and auditing controls and procedures, securities compliance, violation of company policies, violation of laws and other matters pertaining to fraud against stockholders is posted on our website. This policy provides for anonymous reporting procedures available for use by our associates and others through a hotline operated by a third party and procedures through which any such reporting is forwarded to the Audit Committee.
•	Compensation and Stock Ownership:
•	Compensation benchmarking is performed periodically for directors and officers, including the retention of outside consultants as necessary;

•	The Governance and Compensation Committee annually reviews the performance of the Chief Executive Officer, succession planning and the executive compensation process;

•	A Board-approved succession plan for the Chief Executive Officer and other executive management is evaluated by the directors periodically;

•	Stock ownership guidelines exist for our senior executives;

•	Annual performance evaluations for senior executives are a factor in determining annual compensation;

•	The Governance and Compensation Committee oversees executive compensation including the establishment of pre-determined goals for bonus and equity grants to company executives;

•	Stock ownership guidelines exist for our independent directors;

•	Directors receive a portion of their compensation as common stock, including stock options and restricted stock grants;

•	Management-level associates receive equity award grants commensurate with their positions and achievement of pre-determined goals established by the Governance and Compensation Committee;

•	The Equity Incentive Plan: (1) requires the approval of the stockholders prior to the re-pricing of any stock option or other award grants; (2) clarifies that the automatic annual grant of awards to non-employee directors is subject to the overall share limitation under the Equity Incentive Plan; (3) limits the term of exercisable award grants to five years; (4) requires that equity awards be granted at 100% of the fair market value on the grant date (i.e., without discount); and (5) establishes a “fungible share pool design” in which “full value” award types (e.g., restricted stock) count as more than one share against the total number of shares that may be issued under the Equity Incentive Plan, while stock options and SARs would count as one share; and

•	Posted on our website is an “Equity Award Grant Policy” which memorializes the company’s policies and procedures for equity award grants to our associates and independent directors and which also prohibits stock option backdating and creates a fixed grant schedule, including the award of “off-cycle” (e.g., due to promotions) equity grants only after the release of material non-public information by the company.
•	Other:
•	Our insider trading policy establishes trade pre-clearance requirements for directors, officers and other key associates, and procedures for compliance with the electronic reporting requirements of the Securities Exchange Commission;

•	A “disclosure committee” comprised of management-level associates assists our senior management in the design, development, implementation and maintenance of the company’s internal control over financial reporting and disclosure controls and procedures, which are designed to ensure that information required to be disclosed in the reports that West Marine files with or submits to the Securities and Exchange Commission is recorded, processed, summarized and reported timely;

•	An independent consulting group performs an enterprise risk assessment designed to assist in the identification, assessment and monitoring of high risk areas to the company;

•	Several steering committees and policies (including a delegation of authority policy and contract review and signing authority policy) provide proper levels of review and control of expenditures, to safeguard company assets, to minimize risks, and to ensure the appropriate segregation of duties;

•	Our Regulation FD policy is designed to ensure the fair and timely public disclosure of information about West Marine is posted on our website;

•	A corporate governance section of our website provides investors with current information, which includes a link to real time filings with the Securities Exchange Commission and the ability for investors and other interested parties to receive automatic email notification of all such filings;

•	The Board and its committees have the clear ability to hire their own advisors as they deem necessary; and

•	Directors are encouraged to attend continuing education programs, including programs accredited by Institutional Shareholder Services, in which a number of our directors have participated.
     Our Governance Principles, which cover areas such as director responsibilities and qualifications, management leadership and succession and Board access to management, is available on our website, at http://www.westmarine.com/ under “Investor Relations,” or a printed copy can be obtained by writing to the Secretary, West Marine, Inc., 500 Westridge Drive, Watsonville, California 95076.
Audit Committee
     The members of the Audit Committee are Alice Richter, William Westerfield and Peter Roy. Each member of the Audit Committee is independent, as defined under the NASDAQ listing requirements and Section 10A(m)(3) of the Securities Exchange Act of 1934. The Board of Directors has determined that both Ms. Richter and Mr. Westerfield qualify as audit committee financial experts, as defined by Securities and Exchange Commission rules. The Audit Committee held 14 meetings during fiscal year 2007.
     The Audit Committee is responsible for selecting independent auditors for West Marine and for the oversight of auditing, accounting, financial reporting and internal control functions at West Marine. In addition, the Audit Committee is responsible for monitoring the quality of West Marine’s accounting principles and financial reporting, the independence of the independent auditors and the non-audit services provided to West Marine by its independent auditors.

     Among the functions performed by the Audit Committee are:
•	to provide general oversight of the company’s accounting and financial reporting process;

•	to review the qualifications and independence of, and to engage or discharge, the company’s independent auditors;

•	to review with the independent auditors the plan for and results of the auditing engagement;

•	to review West Marine’s internal auditing procedures and the system of internal accounting controls; and

•	to make inquiries into matters within the scope of the Audit Committee’s functions.
     The Audit Committee operates pursuant to a written charter, which the Committee reviews periodically. This charter was reviewed and updated by the Audit Committee, and ratified by the Board of Directors, in March 2007, and a copy is available on our website at under “Investor Relations,” or a printed copy can be obtained by writing to the Secretary, West Marine, Inc., 500 Westridge Drive, Watsonville, California 95076. The Audit Committee also approved a “Whistleblower Policy and Procedures” relating to corporate reporting and disclosure, accounting and auditing controls and procedures, securities compliance, violation of company policies, violation of laws and other matters pertaining to fraud against stockholders. This policy provides for anonymous reporting procedures available for use by our associates and others through a hotline operated by a third party, and procedures through which any such reporting is forwarded to the Audit Committee, and prohibits any retaliation for any complaints reported in good faith. A copy of the Audit Committee charter, our Whistleblower Policy and Procedures and our director communication policy statements are available on West Marine’s website at http://www.westmarine.com/ under “Investor Relations,” or a printed copy of each of these policies can be obtained by writing to the Secretary, West Marine, Inc., 500 Westridge Drive, Watsonville, California 95076.
     Pursuant to the auditor independence policy adopted by the Audit Committee, West Marine may engage its independent auditors to provide audit and permissible non-audit services that have been approved by the Audit Committee. West Marine will not engage the independent auditors to perform any services for West Marine or any of its subsidiaries without the prior approval of the Audit Committee. In addition, the independent auditors will not be engaged to provide any service if the provision of such service to West Marine or any of its subsidiaries would cause the Securities and Exchange Commission or the NASDAQ Global Market to no longer consider the independent auditors to be “independent” or if such engagement would otherwise cause West Marine or any of its subsidiaries to violate any other applicable laws, regulations or policies.
     The Audit Committee pre-approves services and fees related to audit and permitted non-audit services, with monetary limits on each service, before the services are rendered. Ms. Richter and Mr. Westerfield each has been delegated the authority, as necessary and appropriate between regularly scheduled Audit Committee meetings, to pre-approve additional services or increases in previously approved monetary limits for such services, provided that such services would not impair the independence of the auditor, that fees relative to such services do not exceed $50,000 per project and that Ms. Richter or Mr. Westerfield, as the case may be, report any such interim approvals to the Audit Committee at the next regularly scheduled meeting.
Principal Accounting Firm Fees
     Aggregate fees billed to West Marine for the fiscal years ended December 30, 2006 and December 29, 2007, by West Marine’s independent registered public accounting firm, Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates, are as follows:

	Fiscal Year	Fiscal Year
	2007	2006

	(in thousands)
Audit Fees(1)	$777	$986
Audit-Related Fees(2)	53	68
Tax Fees (3)	34	185
All Other Fees	-0-	-0-

(1)	Includes fees of approximately $144,430 paid in 2007 for increased audit services related to West Marine’s restatement of its financial statements for fiscal years 2003 through 2006, as reflected in the Form 10-K for the fiscal year ended December 30, 2006. In connection with West Marine’s restatement for fiscal years 2005 and 2006, as reflected in the Form 10-K for the fiscal year ended December 29, 2007, West Marine had incurred additional audit fees payable in 2008 of approximately $445,000.

(2)	Includes fees primarily related to the audit of West Marine’s employee benefit plan in fiscal year 2006, and statutory audits in fiscal years 2006 and 2007.

(3)	Includes fees for tax advice and tax return assistance in fiscal years 2006 and 2007.
     The Audit Committee considered whether the provision of the services covered under the captions “Audit- Related Fees” and “Tax Fees” above is compatible with maintaining Deloitte & Touche LLP’s independence, and none of such services were rendered pursuant to the pre-approval exception provided in Rule 2-01(c)(7)(i)(C) of Regulation S-X.
Audit Committee Report
In connection with the financial statements for the year ended December 29, 2007, the Audit Committee: (i) reviewed and discussed with management the audited consolidated financial statements; (ii) discussed with Deloitte & Touche LLP, West Marine’s independent registered public accounting firm during fiscal year 2007, the matters required by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1 AU section 380), as adopted by the Public Accounting Oversight Board in Rule 3200T; and (iii) received from the independent auditors the matters required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and discussed such matters with Deloitte & Touche, including their independence and the compatibility of non-audit services with such independence.
     Based on these reviews and discussions, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements, as well as the restated financial results for the prior years noted above, be included in West Marine’s Annual Report on Form 10-K for the year ended December 29, 2007, as filed with the Securities and Exchange Commission on April 4, 2008.
     The Audit Committee has selected and approved the engagement of Deloitte & Touche LLP as West Marine’s independent auditors for fiscal year 2008.
April 9, 2008

Audit Committee Alice M. Richter, Chair William U. Westerfield Peter Roy

The Audit Committee Report set forth above will not be deemed to be incorporated by reference into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that West Marine specifically incorporates such reports by reference, and such report will not otherwise be deemed to be soliciting materials or to be filed under such Acts.

Governance and Compensation Committee
     The members of the Governance and Compensation Committee are Daniel J. Sweeney and David McComas. Dr. Sweeney serves as the Committee’s chairman. Each member of the Governance and Compensation Committee is independent, as defined under the NASDAQ listing requirements. The Governance and Compensation Committee held eight meetings during fiscal year 2007. Among the functions performed by the Governance and Compensation Committee are (i) reviewing the reasonableness of, and making recommendations to, the Board regarding the compensation of our executive officers, other senior management and Board of Directors, (ii) administering our Equity Incentive Plan, (iii) identifying and recommending to the Board director nominees, and (iv) advising the Board on governance issues. The Governance and Compensation Committee operates pursuant to a written charter, which is subject to annual review for compliance with new regulations. A copy of this charter, which was updated by the Governance and Compensation Committee and ratified by the Board of Directors in November 2007, is available on West Marine’s website at http://www.westmarine.com under “Investor Relations,” or a printed copy can be obtained by writing to the Secretary, West Marine, Inc., 500 Westridge Drive, Watsonville, California 95076.
     The Governance and Compensation Committee reviews and evaluates all stockholder proposals, including those relating to the nomination of directors, and recommends to the full Board appropriate action on each such proposal. To date, no stockholder or group of stockholders owning more than 5% of West Marine’s common stock for at least one year have put forth any director nominees or other stockholder proposals. All potential nominees, regardless of source, are reviewed under the same process.
     West Marine’s directors are elected each year by the company’s stockholders at the Annual Meeting. The Governance and Compensation Committee is responsible for the nomination of director candidates. The Governance and Compensation Committee will identify individuals qualified to become Board members and recommend candidates to fill new or vacant positions. In recommending such candidates, the Governance and Compensation Committee has developed certain guidelines to assist in developing a Board and committees that are comprised of experienced and seasoned advisors. These guidelines include, but are not limited to, judgment, skill, diversity (including factors such as race, gender or experience), integrity, experience with businesses and other organizations of comparable size and industry sector, the interplay of the candidate’s experience with the experience of other Board members, strategic planning ability, financial literary, boating experience, and the extent to which the candidate would be a desirable addition to the Board and any committees of the Board.
     The Governance and Compensation Committee regularly assesses the appropriate size of the Board and whether any vacancies on the Board are anticipated. Various potential candidates for director are then identified. Candidates may come to the attention of the Governance and Compensation Committee through current Board members, professional search firms, stockholders or other industry sources. In evaluating the candidate, the Governance and Compensation Committee will consider factors other than the candidate’s qualifications, including the current composition of the Board, the balance of management and independent directors, the need for Audit Committee expertise and the evaluations of other prospective nominees. Candidates are evaluated at regular or special meetings of the Governance and Compensation Committee and may be considered at any time during the year. In evaluating such candidates, the Governance and Compensation Committee seeks to achieve a balance of knowledge, experience and capability on the Board. In connection with this evaluation, the Governance and Compensation Committee determines whether to interview the prospective nominee, and if warranted, one or more members of the Governance and Compensation Committee, the Chairman of the Board, and others as appropriate, interview prospective nominees in person or by telephone. After completing this evaluation and interview, the Governance and Compensation Committee, after consultation with the Chairman, makes a recommendation to the full Board as to the persons who should be nominated by the Board, and the Board determines the nominees after considering the recommendation and report of the Governance and Compensation Committee.
     Using the criteria outlined above, our Governance and Compensation Committee actively has been recruiting for a new Board member to fill the vacancy created by the resignation of Peter Harris on December 10, 2007. As of the date of this Proxy Statement, the Committee is continuing its search for a suitable replacement.
     Under West Marine’s Governance Principles and the respective Charters of the Audit Committee and the Governance and Compensation Committee, a majority of the directors on the Board are required to meet the applicable criteria for director independence, and all members of the Audit Committee and Governance and

Compensation Committee must meet the applicable independence criteria for membership on an audit committee, compensation committee or nominations committee (as appropriate), as established by the National Association of Securities Dealers, Inc. and the NASDAQ Global Market, as well as all other independence criteria required under applicable law.
Compensation Discussion and Analysis
     In this compensation discussion and analysis, we discuss our compensation objectives, our compensation decisions and the rationale behind decisions regarding the 2007 compensation of our executive officers named in the Summary Compensation Table.
Our Compensation Program Philosophy, Objectives and Administration
     Our Governance and Compensation Committee is responsible for oversight of our compensation plans for executives and directors. They review compensation levels and approve compensation policies which are intended to attract, motivate and reward highly qualified executives for the execution of long-term strategic management and the enhancement of stockholder value. Additionally, our policies support a performance-oriented environment designed to reach specific company goals, to reward our associates for personal contributions that grow our business, and to retain executives whose abilities are critical to our long-term success and competitiveness. In this oversight role, our Committee reviews the reasonableness of, approves and makes recommendations to the Board about, our named executive officers’ compensation packages.
     Our Governance and Compensation Committee generally discusses executive compensation proposals with our Chairman and our Chief Executive Officer. Other members of management are also sometimes asked to participate in discussions regarding compensation programs, to prepare proposals and gather data and to make recommendations to the Board regarding the compensation of all executive officers, other than the Chief Executive Officer. These recommendations include benchmarks appropriate for measuring officers’ performance. Additionally, our Chief Executive Officer meets with our Board members to review the performance of the executive officers. The compensation of the Chief Executive Officer and the other named executive officers is reviewed and determined by the Governance and Compensation Committee, in consultation with the Chairman and the Board. Our Governance and Compensation Committee is authorized to retain any consultants it believes are necessary or appropriate in making compensation decisions. In 2007, our Governance and Compensation Committee retained an outside consultant, Compensation Venture Group (CVG), to assist with market studies, analyzing compensation practices, gathering data related to our peer group described below to benchmark our compensation programs, and developing recommendations of compensation elements and appropriate compensation levels for our senior management team.
The Role of Outside Consultant and Comparative Compensation Data
     The company’s compensation setting process, which management recommends to our Governance and Compensation Committee, consists of establishing overall compensation for each executive officer and then allocating that compensation among base salary and potential incentive compensation. At the executive level, we design the incentive compensation to reward company-wide performance by tying awards primarily to specific operational metrics and financial performance. Our Governance and Compensation Committee obtains comparative data to assess competitiveness from a variety of resources. In developing the executive officers’ compensation for 2007, our Governance and Compensation Committee considered:
•	the executive’s cash compensation for 2005 and 2006;

•	a study of proxy statement data compiled by CVG regarding each element of total compensation for executive officers of the following specialty-retail companies that are similar by size (in terms of market capitalization, with gross revenue ranging between $320 million and $1.4 billion): A.C. Moore Arts & Crafts, Inc.; Big 5 Sporting Goods Corp.; Brookstone, Inc.; Buckle, Inc.; Chico’s FAS, Inc.; Cost Plus, Inc.; Finish Line, Inc.; Gymboree Corporation; Haverty Furniture

Companies, Inc.; Hibbett Sports, Inc.; Pacific Sunwear of California, Inc.; Restoration Hardware, Inc.; Sport Chalet, Inc.; Tweeter Home Entertainment Group, Inc.; and Whitehall Jewellers, Inc.;
•	the benchmark base salary, annual cash compensation and total cash compensation from the Mercer Human Resources Consulting, Inc./National Retail Federation’s 2006 Retail Compensation and Benefits Survey (this survey covered 140 retail companies, of which six are in the Hemscott Industry Group 745 — Specialty Retail index that we use as a peer group for the performance graph that appears in our annual report on Form 10-K for the fiscal year ended December 29, 2007); and

•	management’s recommendation of proposed executive pay ranges, which included base salary and incentive compensation levels for executive officers.
          Our Governance and Compensation Committee believes it is important to understand how our compensation practices compare to those of companies we consider to be our peers. In making specific decisions regarding individual executive’s compensation levels, therefore, our Committee is guided by the compensation paid by members of the peer group companies with whom we compete for talent in the marketplace and believes that targeting compensation in this manner appropriately reflects the labor market for our executives.
          Our Governance and Compensation Committee uses this benchmark information as a point of reference for comparison and does not set a specific compensation percentile for our executive officers. Instead, the Committee uses this information and the executive’s level of responsibility, experience, leadership ability, individual performance and success in achieving business results in determining the executive’s level of compensation. The Committee believes that this approach allows for consideration of the executive’s overall contribution to our company rather than relying solely on specific peer group targets; however peer group targets are given substantial weight in the decision process.
          Total compensation is allocated between cash and non-cash and short-term and long-term incentive compensation. Our Committee, advised by CVG, and using other industry compensation surveys and publicly available sources, determines the appropriate level and mix of incentive compensation, including the types and amounts of equity awards to be granted to senior management.
Elements of Compensation
     The compensation of executive officers consists of the following components:
•	base salary;

•	annual cash incentive compensation;

•	long-term equity incentive awards; and

•	perquisites.
          Base Salary. Base salary is designed to provide meaningful levels of compensation to executives, while helping to manage fixed costs. Our Governance and Compensation Committee generally reviews management’s recommendation for a range of salary for each executive annually, based on job scope and responsibilities, company, business unit and individual performance for the prior year, and competitive rates for similar positions as indicated by the peer group study. Primary weight is given to the salaries of executives at peer companies. In approving the range of executive salary, the Committee also weighs whether the particular executive is expected to make a significant contribution in his/her position so that the company would suffer a critical loss if they left the company. Once the range is approved by the Committee, the Chief Executive Officer has authority to set an executive’s salary within the approved range. This does not apply, of course, to the Chief Executive Officer’s salary which is fixed by the Committee.

     Additionally, merit increases are considered annually for all associates based on achievement of individual objectives (including personal, operational, and financial performance targets specific to the responsibilities of each associate), as well as elements designed to achieve our growth strategy (such as sales and market growth, operating margins and cost containment). After the close of each fiscal year, individual performance is measured against these goals in evaluating compensation levels.
Principal Executive Officer: Geoffrey A. Eisenberg was appointed as our principal executive officer on December 10, 2007. Under his employment agreement, the Governance and Compensation Committee agreed to pay Mr. Eisenberg a base salary of $499,000. Our former principal executive officer, Peter Harris, was paid a base salary of $800,000 during 2007 (which remained unchanged from his original appointment in 2005 until his departure on December 10, 2007). As our Governance and Compensation Committee believes that the President and Chief Executive Officer position has the greatest opportunity to impact the company, when Mr. Harris was first appointed in 2005, after consulting with a compensation consultant at the time regarding the base salaries of similarly situated chief executive officers, Mr. Harris’ base salary was set at approximately two and two thirds times that of the next highest executive at the company and remained at that level without increases throughout his tenure. Mr. Eisenberg’s appointment in December 2007 followed an overall disappointing year of performance for the company. As a result, based on Mr. Eisenberg’s recommendation, the Governance and Compensation Committee chose to allocate a greater portion of targeted overall compensation to performance-dependent long-term equity incentive compensation. In this way, both the committee and Mr. Eisenberg believe that his compensation will be aligned with the company’s growth in performance over the long-term.
Principal Financial Officer: Thomas R. Moran joined us as our principal financial officer on January 8, 2007. Under his employment agreement dated December 11, 2006, our Governance and Compensation Committee agreed to pay him a base salary of $290,000, which was increased to $300,000 on March 8, 2007. Despite the company’s financial performance for 2007, recognizing the key role Mr. Moran plays as our Chief Financial Officer, and influenced by other factors such as historic compensation, peer company data, internal equity, retention concerns and other relevant factors, in March 2008, the Committee approved an increase in Mr. Moran’s base salary to $325,000 for 2008, retroactive to February 24, 2008.
Other Executive Officers: Bruce Edwards and Ronald Japinga each received an increase to base salary in May 2007 to $360,000 and $350,000, respectively. These increases were made to reflect their promotions to Executive Vice President status, to retain them in their respective key roles, and to recognize their overall contributions to the company. Mr. Van Handel’s base salary was increased to $196,650, effective in February 2007, which reflected a 3.5% annual merit increase provided to all company associates who achieved satisfactory annual performance review ratings.
Given the challenging business environment for the company following the close of 2007, after consultation with senior management, the Committee determined not to provide 2008 merit increases to all but a few senior executives and to reduce the merit increase to 2.5% for the rest of the company associates.
     Annual Cash Incentive Compensation. As noted above, a key objective of our compensation programs is to enhance stockholder value. Our annual bonus program reinforces this pay-for-performance principle by aligning the payouts from executive compensation programs with the results of the company’s business and financial performance. More specifically, a significant portion of the annual cash compensation of our executive officers depends on reaching pre-established financial objectives. Early in each year, the Committee establishes key financial objectives for the year which are believed to be aggressive, but reachable, targets.
     Under our annual bonus program, each executive officer is given a target bonus equal to a fixed percentage of base salary with the target percentage increasing from 20% to 100% with increasing job responsibility. The targets generally are reviewed annually by the Committee, and like base salaries, are based on: job scope and responsibilities; company, business unit and individual performance; and competitive rates for similar positions as indicated by the peer group study, proxy data and recent placements with executive search firms. Primary weight is given to the bonuses of peer companies, with the combination of base salaries and target bonuses compared to peer companies using the information compiled by CVG and the Mercer Human Resources Consulting, Inc./National Retail Federation’s 2006 Retailer Compensation and Benefits Survey. Based on this data, in May 2007, the

Committee approved an increase to the bonus target percentages of Messrs. Edwards and Japinga from 40 to 50% as a result of their promotions to Executive Vice President.
     For 2007, executive bonuses were tied solely to financial performance targets set in conjunction with the 2007 annual budget process. In this way, it was felt that the executive bonus plan would be simple, clear, motivational, capable of being integrated enterprise-wide and consistent with the company’s overall performance goals, including increased profitability. These targets were considered to be challenging, but achievable, given the tactical and strategic plans that were developed. The total 2007 bonus target for senior management was based 30% on comparable store sales goals and 70% on pre-tax earnings from operations, with a minimum profitability threshold for pre-tax earnings below which no bonus would be paid. Pre-tax earnings was defined as the actual 2007 income from operations excluding any adjustment made by the Governance and Compensation Committee, in their sole discretion, to address special or unusual circumstances, such as a change in an accounting principle or an unexpected event that significantly impacted the company’s operations. Performance was to be measured and paid on a sliding scale, ranging between zero and 160% of the target bonus, depending upon performance. If pre-tax earnings performance fell below 80%, our executives were not entitled to receive any bonus, but if pre-tax earnings equaled or exceeded 130% of the goal, our executives would have received 160% of the pre-tax earnings bonus. The performance goal which would warrant payment of a bonus at 50% of the target was the minimum acceptable level of performance, and the performance goal which would warrant payment of a bonus at 160% of target was attainable only in if the company’s pre-tax earnings reached 130% of the earnings target. However, because we did not meet our internal 2007 financial thresholds, no bonuses were paid to the Chief Executive Officer, the other named executive officers or other senior management based on pre-tax earnings or comparable store sales growth for 2007.
     For 2008, our Governance and Compensation Committee again thought it important to tie our bonus program for management solely to the company’s financial performance. In this way it was believed that all support departments would work towards a common goal of overall profitability, enhancing sales and contribution while controlling expense in their individual areas of responsibility. As such, the parameters for the 2008 annual bonus program are very similar to the 2007 program, except that the bonus is based 100% on pre-tax, pre-bonus earnings from operations. Another change in the 2008 program is that if the internal operating profit target is achieved, bonus will be paid at 58%, instead of the 100%, level set for the 2007 and prior years’ bonus programs. In order for executives to reach the 100% bonus payout, operating earnings would need to exceed internal budgets by a significant amount. There is no cap on the upside if the company’s financial performance far exceeds the target goal.
     Our Committee retains discretion to pay bonuses to executive officers (and has delegated authority to the Chief Executive Officer to pay discretionary bonuses to other senior management) based on individual performance and contribution to West Marine’s performance. However, none of the executive officers received a discretionary bonus for 2007.
Principal Executive Officer: For 2007 our former Chief Executive Officer, Mr. Harris had a target bonus of 100% of his base salary, resulting in one-half of his target annual cash compensation being tied to West Marine’s performance. Due to the failure to reach the established financial goals, the Governance and Compensation Committee did not award Mr. Harris a bonus for 2007. Additionally, as Mr. Eisenberg succeeded Mr. Harris on December 10, 2007, he did hot receive a 2007 bonus. Mr. Eisenberg’s target bonus for 2008 is 100% of his base salary.
Principal Financial Officer: For 2007, Mr. Moran had a target bonus of 40% of his base salary and as the company’s performance goals were not met, Mr. Moran did not earn a bonus for 2007. In March 2008, after recognizing the key role of the Chief Financial Officer in the organization, influenced by other factors such as historic compensation, peer company data, individual skills and performance, internal equity, retention concerns and other relevant factors, the Committee approved an increase from 40% to 50% for Mr. Moran’s target bonus potential for 2008.
Other Executive Officers: For 2007, Messrs. Edwards’ and Japinga’s target bonuses were 50% and Mr. Van Handel’s was 30% of their respective base salaries. No bonuses were paid for 2007 based on financial performance.

     Long-Term Equity Incentive Compensation. Our Governance and Compensation Committee views long-term equity-based compensation as a critical component of the overall executive compensation program. The principal objectives for long-term equity-based compensation are to enhance the link among company performance, stockholder value and long-term incentive compensation, to encourage increased equity ownership by executives, to encourage executive retention through use of multiple-year vesting periods, and to provide competitive levels of total compensation to senior management. Toward these goals, our stockholder-approved equity compensation plan permits a variety of equity awards, and we give senior management long-term incentives through awards of restricted stock and/or stock options. A stock option permits the executive to buy our common stock at a specific price during a specific period of time. Restricted stock permits the executive to realize the value of the share of stock as the restrictions lapse. If the price of our common stock rises, the restricted stock and options both increase in value.
     Our executive officers and other management-level associates generally receive equity awards once per year (typically the first business day in June), and the amount of the award is determined by a schedule of awards for each job grade. From time to time our Governance and Compensation Committee retains a consultant to advise them on whether the company’s long-term equity compensation practices are competitive with market trends. In 2007, the Committee engaged CVG to review our equity compensation practices and levels for executive positions to determine appropriateness in relation to our peer companies. Based on CVG’s data, including an analysis of the prior three-year equity grants to senior executives, management and CVG targeted a market midpoint range to the peer companies in recommending specific stock option awards to each executive. For 2007, the Committee did not use any performance criteria in approving equity award grants to our senior executives, but instead approved a fixed amount of the recommended stock option awards, including a slight increase to four of the executives (including Messrs. Edwards and Japinga), based on their individual contributions to the company and for retention purposes.
     As indicated above, all stock options for named executive officers are approved by our Governance and Compensation Committee. For other associates, the Committee approves a range of stock option awards available to be granted based on the associate’s job grade. A committee of the executive officers is authorized, then, to determine the number of stock options granted to these associates within the pre-approved range based on the associate’s performance review score. Our Governance and Compensation Committee sets the exercise price of each stock option it awards at the average of the high and low price on the date set by the Committee. Under the Committee’s formal policy for granting equity awards, regular, annual awards will be granted effective as of the first business day of June, awards to newly-hired associates will be granted effective as of the 10th business day of the calendar month following the associate’s date of hire, and off-cycle grants, for example, due to promotion, will be granted effective as of the third business day following the release of quarterly earnings for the fiscal quarter in which the promotion was made. The policy for granting equity awards has been designed, in part, to avoid questions of whether the timing of the grants is affected by material non-public information.
     For fiscal year 2007, our Governance and Compensation Committee awarded to our named executive officers the following stock options based on the recommendation contained in the CVG report:
Principal Executive Officer: Consistent with initial hire equity awards previously granted to associates at Mr. Eisenberg’s level of responsibility, Mr. Eisenberg received an award of 400,000 stock options on January 15, 2008. The former Chief Executive Officer, Mr. Harris, received an award of 75,000 stock options on June 1, 2007.
Principal Financial Officer: Mr. Moran received an award of 50,000 stock options on March 8, 2007 per the terms of his employment agreement. Mr. Moran also received an award of 25,000 stock options on June 1, 2007.
Other Executive Officers: Messrs. Edwards, Japinga and Van Handel each received awards of stock options on June 1, 2007, for 40,000, 40,000 and 12,000 shares, respectively.
     Stock options issued in 2007 vest over a three-year period at a rate of 33%, 33% and 34%, respectively. All options issued since May 2006 have a term of five years.
     To better link the interests of management and stockholders, we established goals for senior officers’ ownership of our stock as follows: for our Chief Executive Officer and Executive Vice Presidents, stock with a value of two times their base salary; and for Mr. Moran, as the Chief Financial Officer, and other Senior Vice Presidents, stock with a value of one times their base salary. We also established guidelines for non-employee director ownership of our stock with a value of three times their annual cash retainer (currently $16,000). For senior management and non-employee directors, stock options are not counted in meeting their respective ownership goals until exercised.
     Perquisites and Personal Benefits. We provide our executive officers with perquisites and other personal benefits that our Governance and Compensation Committee believes are reasonable and consistent with our overall executive compensation programs and philosophy. These benefits are provided in order to enable us to attract and retain these executives. These perquisites and benefits provided to our executive officers are reviewed by the Committee at least annually to determine if they are still reasonable and necessary in our competitive environment.
     In order to help protect an executive officer’s family in the event of death, we provide certain executive officers with additional term life insurance (over the amount generally provided to other management associates) ranging from $500,000 for vice presidents to $1,500,000 for the principal executive officer. In addition, to help our executive officers focus on the company’s financial performance and to not be distracted by their own personal financial situations, executive officers are entitled to be reimbursed for up to $3,500 per year of financial planning services. Further, in order to encourage them to protect their health, we reimburse up to $2,500 per year for proactive health screening and wellness activities. We also pay our executive officers a “gross-up” payment for the taxes on the income recognized as a result of the additional life insurance, wellness and financial planning benefits we provide. Additionally, on a case by case basis, we have paid sign-on bonuses to recruit certain executives to our organization and have assisted certain executives with relocations, including temporary housing allowances, transportation allowances, and cost of living assistance for home purchases in the Monterey Bay area. These benefits generally are individually negotiated and reflected in the executive’s respective employment agreements, and the Governance and Compensation Committee must review and approve the terms of these employment agreements for all named executive officers.
     Our Committee has approved carrying forward the above-referenced benefits for 2008, but the amount of wellness and financial planning benefits to executives has been reduced in the aggregate from $6,000 to $3,000. Our executives may elect how to allocate this allowance between the two benefits.
     The aggregate value of the above-referenced perquisites and personal benefits received by our named executive officers in 2007 was as follows:
Principal Executive Officer: $530 for Mr. Eisenberg and $25,045 for Mr. Harris.
Principal Financial Officer: $96,130 for Mr. Moran, the most significant component of which is in connection with relocation assistance for his move from Massachusetts to California.
Other Executive Officers: $11,195, $74,549 and $7,505, respectively, for Messrs. Edwards, Japinga and Van Handel. Mr. Japinga’s benefits included relocation assistance associated with the sale of his home and relocation from Wisconsin to California.
Detail of these perquisites and other personal benefits received by our named executive officers is included in the “Summary Compensation Table” below.
     Executive officers also participate in other employee benefit plans available on a nondiscriminatory basis to other associates, including merchandise discounts, use of company-owned boats and equipment, cash out of up to 40 hours of accrued “paid time off” per year, a stock purchase plan and group health, life and disability coverage.
     All associates, including our executive officers, are permitted to participate in our 401(k) savings plan and may contribute, on a pre-tax basis, up to 5% of annual salary (up to a cap of $225,000 for 2007), for which we provide a 33% matching contribution. The maximum amount we would match for any participant in the plan for 2007 was $3,712.50 (i.e., $225,000 x 5% = 11,250 * 33% = $3,712.50). Additionally, our senior management is offered participation in our deferred compensation plan, which permits the participants to defer the receipt of income to a future date (e.g., retirement). While we have the discretion to make matching and other contributions to the deferred compensation plan on behalf of participants, we have not made any. We do not provide any other type of retirement benefits to our executive officers (i.e., there are no supplemental executive retirement plans) because they are not typical in the retail industry and in our experience they have not been considered necessary to attract, retain or motivate key executives.
     Severance and Change-in-Control Agreements. In addition to the compensation elements described above, we also provide some of our executive officers with severance arrangements, which are described in more detail under the subheading “Other Post-Employment Payments” below. Our Governance and Compensation Committee believes that severance packages are a common characteristic of compensation for key executive officers. They are intended to provide our executive officers with a sense of security in making the commitment to dedicate their professional career to our success. Due to our size relative to other public companies, we believe that severance agreements are necessary to help us attract and retain necessary skilled and qualified executive officers to continue to grow our business. Except for the Chief Executive Officer, our severance agreements generally do not provide for “change in control” provisions. Additionally, our Committee has set a policy that any new severance agreements contain a “mitigation” provision whereby severance amounts would be paid over the severance period rather than in a lump sum, and that certain other benefits (such as health benefits) also would be made available over the term of the severance period so that such benefits payable by the company would terminate as a result of the Executive’s subsequent employment.
     Pursuant to his employment agreement dated December 6, 2004, our former Chief Executive Officer, Peter Harris, received a lump sum severance payment of $1,200,000 (i.e., 18 months of his base salary) and $60,177 in payment of accrued “paid time off” within 30 days following his departure from the company on December 10, 2007. Further, under the terms of his agreement, Mr. Harris received no bonus for 2007 as a result of the company’s failure to meet its financial objectives for 2007. However, Mr. Harris will continue to vest in stock options previously granted over the 18 months severance period and he may exercise any vested options over a 24-month period. Additionally, he may participate in our group health benefits for 24 months, subject to the same contribution level he was required to contribute for the level of coverage chosen prior to leaving the company.
     Mr. Van Handel, our Chief Accounting Officer, left West Marine effective as of April 11, 2008. Pursuant to his executive termination compensation agreement dated April 2, 2007, Mr. Van Handel will receive his base salary through January 11, 2008 paid at our regularly scheduled pay days and may continue to participate in our group health benefits for such nine-month period, subject to the same contribution level he was required to contribute for the level of coverage chosen prior to leaving the company. In accordance with his agreement and in exchange for such severance, Mr. Van Handel is required to execute a general release of the company and has agreed to be available and serve as a consultant to the company for transition purposes. As of April 11, 2008, any unvested stock options held by Mr. Van Handel have been forfeited, and he has until April 11, 2009 to exercise his vested stock options.
Governance and Compensation Committee Review of Total Compensation
     We intend to continue our strategy of compensating our executives through programs that emphasize performance-based compensation to ensure consistency between management performance and stockholder interests. Our Governance and Compensation Committee reviewed each component of executive compensation for 2007, including salary, annual incentive awards, value of outstanding equity awards (vested and unvested), value of deferred compensations, perquisites and other benefits and believes that the compensation was reasonable in its totality. The Committee will continue to review total executive compensation at least annually.
     Section 162(m) of the Internal Revenue Code limits the deductibility of compensation in excess of $1 million paid to the executive officers named in this proxy statement unless certain requirements are met. Since stock option awards generally are designed to meet the requirements for deductibility under Section 162(m). Our compensation arrangements with any of our executive officers did not exceed the limits on deductibility under Section 162(m) during our fiscal year ended December 29, 2007.

     Governance and Compensation Committee Report on Executive Compensation
     The Governance and Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with West Marine’s management, and based on the review and discussions, the Governance and Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into West Marine’s annual report on Form 10-K for the fiscal year ended December 29, 2007.

April 9, 2008	Governance and Compensation Committee Daniel J. Sweeney, Chairman David McComas

The Governance and Compensation Committee Report set forth above will not be deemed to be incorporated by reference into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that we specifically incorporate such reports by reference, and such report will not otherwise be deemed to be soliciting materials or to be filed under such Acts.

Executive Officers
     Certain information regarding named executive officers of West Marine who are not directors is set forth below.
     Tom Moran, 47, was hired as our Chief Financial Officer, Senior Vice President and Assistant Secretary, effective January 8, 2007. Previously, he served as the Chief Financial Officer of the Wearguard-Crest Division of ARAMARK Corporation, ARAMARK’s work apparel and uniform division. Prior to joining ARAMARK, Mr. Moran was a Director of Finance of LimitedBrands, Inc. from 2000 to 2004 and was the Director of Planning for CarMax Auto Superstores from 1995 to 2000. Mr. Moran and his wife enjoy California’s year-round boating season and exploring the sights of the Monterey Bay area.
     Peter Van Handel, 52, was our Chief Accounting Officer and a Vice President from April 2006. Prior to that, he had been Vice President of Finance and Controller since March 2006. Previously, he served as Assistant Vice President of Finance and Controller from May 2003 to March 2006, and as Assistant Controller when he joined West Marine in July 2000. Mr. Van Handel started sailing soon after joining West Marine and crewed in the 2004 West Marine Pacific Cup race from San Francisco to Oahu. He enjoys spending weekends participating in one-design sailboat races and regattas on the San Francisco Bay.
     Bruce Edwards, 45, is our Executive Vice President of Stores and Port Supply, responsible for the sales and operations of our 370 stores and wholesale divisions. Mr. Edwards joined West Marine in December 1986, and prior to his promotion in June 2007, he has held the positions of Senior Vice President of Stores, Vice President of Retail Operations, Regional Manager, Director of Store Operations and District Manager for West Marine. Mr. Edwards has been actively involved in the marine industry for more than 20 years, and has been a life long boater, racing sailboats competitively for over 30 years.
     Ron Japinga, 45, is our Executive Vice President of Marketing and Merchandising. Prior to his promotion in June 2007, he had served as our Senior Vice President of Merchandising since February 2006. Previously, Mr. Japinga served as Vice President and Divisional Merchandise Manager of Kohl’s Department Stores. Prior to joining Kohl’s, he was Vice President/General Merchandise Manager and Director of Stores and Visual Merchandising for Duty Free Shops Group Limited from 2001 to 2006 and was Vice President/Divisional Merchandise Manager for Macy’s Department Stores prior to 2001. Mr. Japinga has been an avid boater since his youth and enjoys taking his powerboat out on the weekends with his wife and children for fishing, waterskiing and basic pleasure boating.
Executive Compensation
     The following tables set forth certain information for fiscal year 2007 concerning the cash and non-cash compensation for services in all capacities to West Marine and its subsidiaries earned by, awarded to or paid to, our principal executive officer, our former principal executive officer, our principal financial officer and our three other most highly compensated named executive officers.

Summary Compensation Table
     The following table sets forth certain information for fiscal year 2007 concerning the cash and non-cash compensation for services in all capacities to West Marine and its subsidiaries earned by, awarded to or paid to, our named executive officers, as well as our former chief executive officer.

				Restricted
				Stock	Option
Name and Principal				Awards	Awards	All Other
Position	Year	Salary ($)(4)	Bonus ($)(5)	($)(6)	($)(7)	Compensation ($)(8)	Total ($)
Geoffrey A. Eisenberg(1)	2007	9,596	0	0	0	530	10,126
Chief Executive Officer	2006		0	0		0	0
Thomas R. Moran	2007	279,923	0	0	69,263	96,130	445,316
Chief Financial Officer	2006	0	0	0	0	0	0
Peter Van Handel(2)	2007	195,371	0	1,658	23,930	11,287	232,246
Chief Accounting Officer	2006	184,616	5,700	1,658	6,227	9,760	207,961
Bruce Edwards	2007	351,496	20,000	34,257	66,340	25,041	497,134
Executive Vice President of Stores and Port Supply	2006	337,997	20,000	33,160	14,790	21,228	427,175
Ronald Japinga(3)	2007	328,846	0	0	137,397	74,549	540,792
Executive Vice President of Marketing and Merchandising
Peter L. Harris(2)	2007	787,692	0	0	253,700	1,285,222	2,326,614
Former Chief Executive Officer	2006	800,000	0	0	0	23,827	823,827

(1)	Mr. Eisenberg became the President and Chief Executive Officer effective on December 10, 2007. Prior to this appointment, Mr. Eisenberg was a non-executive board member and received standard compensation as a member of the board during 2007. Details regarding this compensation are set forth in the Director Compensation table below.

(2)	Messrs. Van Handel and Harris left West Marine in April 2008 and December 2007, respectively. For more information regarding the severance paid to Messrs. Van Handel and Harris see “Other Post-Employment Payments” below.

(3)	Mr. Japinga was promoted to an executive officer position in June 2007.

(4)	Includes any employee contributions to the 401(k) and non-qualified deferred compensation plans.

(5)	Includes a discretionary bonus paid to Mr. Edwards of $20,000 in 2007 for fiscal year 2006 performance and a $20,000 bonus paid to him in 2007 for his promotion to executive vice president.
(6)	Reflects restricted stock awards granted prior to 2006 for which restrictions lapsed in 2006 and 2007. For a description of the methodology and assumptions used to determine the amounts recognized in West Marine’s fiscal year 2007 financial statements pursuant to Statement of Financial Accounting Standards No. 123(R), “Share-Based Payments” (SFAS 123R) and reported in the table, see Note 4 to West Marine’s consolidated financial statements filed with its Form 10-K for the fiscal year ended December 29, 2007 (the 2007 Financial Statements).
(7)	Reflects the amount recognized for financial statement reporting purposes for the fiscal years ended December 29, 2007 and December 30, 2006. For a description of the methodology and assumptions used to determine the amounts recognized in the 2007 Financial Statements pursuant to SFAS 123R, see Note 4 to the 2007 Financial Statements.
(8)	The amounts reported as All Other Compensation for 2007 for each of the named executive officers consist of the following:

						Life Insurance,
						Wellness Benefit,	Payout of
		Life				Financial Planning &	Accrued
	401(k) Plan	Insurance	Wellness	Financial	Executive	Executive Relocation	Paid-Time-	Severance
	Matching	Premiums	Benefits	Planning	Relocation	Tax Gross-Up	Off	Payments
Geoffrey A. Eisenberg	$521	$9	$0	$0	$0	$0	$0	$0
Thomas R. Moran	1,333	4,103	2,500	0	51,548	36,646	0	0
Peter Van Handel	3,224	243	2,500	0	0	1,538	3,782	0
Bruce Edwards	3,713	1,733	0	3,400	0	2,349	13,846	0
Ronald Japinga	0	2,613	2,500	3,346	39,722	26,368	0	0
Peter L. Harris	0	10,994	2,500	3,500	0	8,051	60,177	1,200,000
     Pursuant to his employment agreement entered into on December 10, 2007, Mr. Eisenberg is entitled to receive an annual salary of $499,000, with increases possible following each annual review in accordance with company guidelines for pay increases. Mr. Eisenberg also is eligible annually to receive a bonus with a target amount equal to 100% of his annual salary; the bonus will be increased or decreased depending upon whether the company achieves its financial targets for the 2008 year. Mr. Eisenberg also is required to develop a long-term incentive plan for senior management for 2008 pursuant to which he will be eligible to earn an additional bonus, up to a maximum of $250,000 to be paid in restricted stock or deferred compensation, based on progress made toward achieving the company’s strategic goals, as established by the Board. Additionally, based upon the actions of our Governance and Compensation Committee taken on December 10, 2007, in accordance with the company’s equity award grant policy, on January 15, 2008 (i.e., the 10th business day of the calendar month following his appointment), Mr. Eisenberg was awarded options to purchase 400,000 shares of the company’s stock, with a term of 5 years and vesting over a three year period. In addition, for calendar years 2009 and 2010, provided he remains employed as our Chief Executive Officer and certain predetermined performance goals have been met, Mr. Eisenberg will receive an award of options to purchase an additional 50,000 shares of the company’s stock, with vesting in 2009 over two years and in 2010 after one year, based on achievement of certain non-financial and financial goals established by the Board. For more information about Mr. Eisenberg’s employment agreement, see “Other Post-Employment Payments” below.
     Neither Messrs. Japinga nor Edwards has an employment agreement with West Marine, but they each have a termination agreement described below. Additionally, Mr. Harris’ employment agreement and Mr. Van Handel’s termination agreement provided for certain severance payments and benefits. For more information about these severance benefits, see “Other Post-Employment Payments” below.
Grants of Plan-Based Awards in 2007
     West Marine provides long-term incentives to the named executive officers through awards under our Equity Incentive Plan. The Equity Incentive Plan provides for various forms of equity-based incentive compensation with respect to our common stock, including stock options, stock appreciation rights, stock bonuses, restricted stock awards and performance units and awards consisting of combinations of such incentives.
     The following table sets forth information regarding stock options and restricted stock awards granted under our Equity Incentive Plan to our named executive officers during the fiscal year ended December 29, 2007.

			Awards of Stock Options	Exercise or Base	Grant Date Fair
		Date	Under Equity Incentive	Price of Option	Value of Stock and
Name	Grant Date	Approved(1)	Plan (#Sh)	Awards ($/Sh)	Option Awards ($)(2)
Geoffrey A. Eisenberg(3)	May 10, 2007	May 10, 2007	3,000	13.59	12,240
Thomas R. Moran	March 8, 2007	December 8, 2006	50,000	16.72	291,500
	June 1, 2007	May 10, 2007	25,000	14.88	126,750
Peter Van Handel(4)	June 1, 2007	May 10, 2007	12,000	14.88	60,840
Bruce Edwards	June 1, 2007	May 10, 2007	40,000	14.88	202,800
Ronald Japinga	June 1, 2007	May 10, 2007	40,000	14.88	202,800
Peter L. Harris(5)	June 1, 2007	May 10, 2007	75,000	14.88	380,250

(1)	The Governance and Compensation Committee met and approved the awards on May 10, 2007 but made them effective and determined the exercise price as of June 1, 2007. Pursuant to his December 11, 2006 employment agreement, Mr. Moran received an initial hire grant of 50,000 options, but the options were subject to the approval of the Board at, and were to be priced the day of, the next regularly scheduled meeting of the board of directors following his start date.

(2)	Represents the grant date fair market value of the stock option grant, as determined under SFAS 123R. For a description of the methodology and assumptions used to determine the grant date fair market value pursuant to SFAS 123R, see Note 4 to the 2007 Financial Statements.

(3)	Awarded to Mr. Eisenberg as a non-executive member of the Board.

(4)	Mr. Van Handel’s outstanding stock options ceased vesting as of April 11, 2008.

(5	These stock options, granted on June 1, 2007, vest over a three-year period. Under the terms of his employment agreement, Mr. Harris will continue to vest in only two of the three years and thus will forfeit one-third of these options.
     No executive officer received a grant of restricted stock in 2006 or 2007, other than Mr. Eisenberg in his prior role as a director. All stock options granted in fiscal year 2007 become vested in three equal installments of 33%, 33% and 34%, respectively, of the total award, vesting on each anniversary of the grant date. The stock options are exercisable for a period of five years from the date of grant, provided that if the executive officer’s employment terminates earlier, then except as described below, the stock options will lapse (and become nonexercisable) immediately upon such event. Notwithstanding the foregoing, if Mr. Eisenberg’s employment is terminated without cause, or if he is constructively terminated prior to December 10, 2010, or he resigns his employment within six months following a change in control of West Marine, then Mr. Eisenberg will not continue to vest in any outstanding stock options, but will be able to exercise such stock options for a period of 12 months after the termination of his employment.
     Under their respective termination agreements, Messrs. Edwards and Japinga each have the right for a period of 15 months to continue to exercise any stock options which were vested on the date of the adverse job change. Under his termination agreement, Mr. Van Handel has the right through April 11, 2009 to exercise any stock options which were vested as of April 11, 2008.
     West Marine made no material modifications to any outstanding equity-based awards during the last fiscal year (e.g., repricing, extension of exercise periods, change of vesting or forfeiture conditions, or change or elimination of applicable performance criteria).

Outstanding Equity Awards at Fiscal Year-End
     The following table sets forth information regarding stock options and restricted stock awards held by the named executive officers and outstanding as of December 29, 2007.

	Option Awards					Restricted Stock Awards
	Number of
	Securities	Number of
	Underlying	Securities					Market
	Unexercised	Underlying				Number of Shares	Value of
	Options	Unexercised		Option Exercise	Option	That Have Not	Shares That
	(#)	Options		Price	Expiration	Vested	Have Not
Name	Exercisable	(#) Unexercisable		($)	Date	(#)	Vested ($)
Geoffrey A. Eisenberg(1)	3,000	—		13.5900	May 10, 2012	441	3,978
	3,000	—		14.6100	May 4, 2011
	3,000			17.2650	May 11, 2012
	2,000			26.2800	May 12, 2014
	2,000			16.7466	May 7, 2013
	2,000			22.0000	May 3, 2012
	2,000			6.0800	May 10, 2011
	7,500			8.1250	July 27, 2010
Thomas R. Moran	0	25,000	(2)	14.8800	June 10, 2012	—	—
	0	50,000		16.7200	March 8, 2012	—	—
Peter Van Handel	0	12,000	(4)	14.8800	June 1, 2012	—	—
	2,400	7,200	(4)	14.7000	June 1, 2011
	3,000			16.5800	June 1, 2012	200 (4)	1,804
	4,000			29.7000	February 27, 2014
	2,400			15.5400	April 22, 2013
	3,840			16.1100	March 28, 2013
	336			17.3030	February 12, 2012
	120			4.3750	January 19, 2011
Bruce Edwards	0	40,000	(2)	14.8800	June 1, 2012	—	—
	5,700	17,100	(3)	14.7000	June 1, 2011	—	—
	32,000			16.5800	June 1, 2012	4,000 (5)	36,080
	19,000			29.7000	February 27, 2014
	19,000			16.1100	March 28, 2013
	15,600			17.3030	February 12, 2012
	5,120			4.3750	January 19, 2011
	4,000			8.4688	March 2, 2010
	2,000			21.5000	January 28, 2008
Ronald Japinga	0	40,000	(2)	14.8800	June 1, 2012	—	—
	12,500	37,500	(3)	15.1150	March 31, 2011
Peter L. Harris	0	75,000	(2)	14.8800	May 10, 2012	—	—
	360,000			24.6200	January 3, 2015	—	—

(1)	All stock option and restricted stock reported in this table for Mr. Eisenberg were awarded to him as a non-executive member of the Board.

(2)	All stock options granted in fiscal year 2007 vest in three installments of 33%, 33% and 34% on each anniversary of the grant date. The stock options are exercisable for a period of five years from the date of grant, provided that if the executive officer’s employment terminates earlier, then the stock options will lapse (and become unexercisable) immediately upon such event, except that, under the terms of Mr. Harris’ employment agreement, his grant will continue to vest for 18 months and all vested stock options will be exercisable for 24 months following his December 10, 2007 termination date.

(3)	All stock options granted in fiscal year 2006 vest in four equal installments of 25% on the anniversary of the grant date. The stock options are exercisable for a period of five years from the date of grant, provided that if the executive officer’s employment terminates earlier, then, except as described above, the stock options will lapse (and become unexercisable) immediately upon such event.

(4)	Unvested stock options and unvested restricted stock were forfeited upon Mr. Van Handel’s departure on April 11, 2008.

(5)	Grant made in 2005 that vest in four equal installments of 25% on each anniversary date of the grant. No executive officer received a grant of restricted stock in 2006.

Option Exercises and Restricted Stock Vested
     The following table sets forth information related to the exercise of stock options and the vesting of restricted stock during fiscal year 2007.

	Option Awards		Restricted Stock Awards
	Number of Shares	Value Realized	Number of Shares	Value Realized on
	Acquired on	on Exercise	Acquired on Vesting	Vesting
Name	Exercise (#)	($)	(#)	($)
Geoffrey A. Eisenberg(1)	—	—	410	5,679	(4)
Thomas R. Moran	—	—	—	—
Peter Van Handel(2)	—	—	100	1,490	(5)
Bruce Edwards(3)	6,000	67,186	2,000	29,800	(5)
Ronald Japinga	—	—	—	—
Peter L. Harris	—	—	—	—

(1)	Mr. Eisenberg, as a non-executive member of the Board, was awarded 410 restricted shares on May 4, 2006. This award fully vested on May 4, 2007.

(2)	Mr. Van Handel was awarded 400 restricted shares on June 1, 2005 with vesting to occur in four equal installments, on each anniversary of the grant date, from June 1, 2006 through June 1, 2009. Vesting ceased upon Mr. Van Handel’s departure on April 11, 2008, and the remaining unvested shares were forfeited.

(3)	Mr. Edwards was awarded 8,000 restricted shares on June 1, 2005 with vesting to occur in four equal installments, on each anniversary of the grant date, from June 1, 2006 through June 1, 2009. In addition, Mr. Edwards exercised 4,000 stock options on March 21, 2007, of which 2,000 had an exercise price of $8.4688 per share and the remaining 2,000 had an exercise price of $4.3750 per share. Mr. Edwards sold all 4,000 shares for $17.4427 per share. Mr. Edwards also exercised 2,000 shares on August 6, 2007 with an exercise price of $4.3750 per share, which he sold for $15.9265 per share.

(4)	Based on a price per share of $13.85 which was the closing share price of West Marine’s common stock on the NASDAQ Global Market on May 4, 2007, the date the stock vested.

(5)	Based on a price per share of $14.90 which was the closing share price of West Marine’s common stock on the NASDAQ Global Market on June 1, 2007, the date the stock vested.

Nonqualified Deferred Compensation
     The following table sets forth information regarding deferrals, earnings and distributions under the West Marine Deferred Compensation Plan for fiscal year 2007 and the deferred compensation account balance as of December 29, 2007:

	Executive	Registrant	Aggregate	Aggregate	Aggregate balance
	contributions	contributions	earnings in last	withdrawls/	at December 29,
	in last fiscal	in last fiscal	fiscal year	distributions	2007
Name	year ($)*	year ($)	($)	($)	($)
Geoff Eisenberg	—	—	—	—	—
Thomas A. Moran	—	—	—	—	—
Peter Van Handel	—	—	4,746	—	120,701
Bruce Edwards	11,235	—	1,925	—	115,209
Ronald Japinga	—	—	—	—	—
Peter L. Harris	—	—	—	—	—

•	These amounts also are reported in the Salary and Bonus columns of the Summary Compensation Table.
     Eligible associates may defer the receipt of up to 50% of base salary and up to 100% of bonus and other cash incentive compensation under the West Marine Deferred Compensation Plan. West Marine may elect to make matching contributions or other discretionary contributions to the Deferred Compensation Plan but has not done so to date. Amounts deferred under the Deferred Compensation Plan are credited with earnings at market rates, based upon the participant’s choice of investments. The participant may elect to change an investment choice at any time. In 2007, the reference funds for the investments earned the following rates of return:
West Marine, Inc.
Deferred Compensation Plan — 2007 Annual Returns

BlackRock Money Market	5.04%
Western Asset U.S. Government	4.35%
Neuberger Berman Real Estate	-14.79%
Legg Mason Social Awareness	10.90%
Legg Mason Equity Index	5.19%
T. Rowe Price Large Cap Growth	9.15%
MFS Total Return	4.18%
Janus Aspen Worldwide Growth	9.36%
Harris Oakmark International	-0.86%
BlackRock Aggressive Growth	20.42%
Russell 2000 Index Portfolio	-1.75%
Dreyfus Developing Leaders	-11.06%
Amounts deferred generally may be withdrawn as of a particular date selected in advance by the participant, following the participant’s termination of employment or in the event the participant suffers a financial hardship.

Other Post-Employment Payments
          The following tables summarize the compensation and benefits each named executive officer would have been entitled to receive under his employment or severance agreements and the terms of the perquisites if his employment with West Marine had terminated as of December 29, 2007 or did receive upon termination of employment. The tables do not include amounts payable under the non-qualified deferred compensation plan, the 401(k) plan, or the employee benefit plans in which associates are eligible to participate on a non-discriminatory basis (e.g., stock purchase plan, group health, group term life, accidental death and disability and long-term disability).
Mr. Eisenberg:

Involuntary (Not
Executive Benefit and		for Cause or
Payments Upon	Voluntary	Constructive)	For Cause	Change in
Termination	Termination	Termination	Termination	Control	Death
Compensation:
Base Salary (1)	—	$499,000	—	$499,000	124,750
Short-term incentive (100% of base salary)	—	—	—	—	—
Stock option vesting	—	—	—	—	—
Restricted stock vesting	—	—	—	—	—
Benefits and Perquisites:
Post-termination health care	—	13,134	—	13,134	—
Life insurance proceeds	—	—	—	—	1,500,000
Accrued vacation pay	—	—	—	—	—
Other perquisites	—	—	—	—	—
Tax gross-up	—	—	—	—	—
Total:	—	$512,134	—	$512,134	$1,624,750

(1)	Severance is paid in substantially equal amounts over 12 months.
Mr. Moran:

Involuntary (Not
Executive Benefit and		for Cause or
Payments Upon	Voluntary	Constructive)	For Cause	Change in
Termination	Termination	Termination	Termination	Control	Death
Compensation:
Base Salary (1)	—	$325,000	—	—	—
Short-term incentive (100% of base salary)	—	—	—	—	—
Stock option vesting	—	—	—	—	—
Restricted stock vesting	—	—	—	—	—
Benefits and Perquisites:
Post-termination health care	—	—	—	—	—
Life insurance proceeds	—	—	—	—	$750,000
Accrued vacation pay	$19,638	19,638	$19,638	19,638	19,638
Other perquisites	—	—	—	—	—
Tax gross-up	—	—	—	—	—
Total:	$19,638	$344,638	$19,638	$19,638	$769,638

(1)	Severance is paid in substantially equal amounts over 12 months.

Mr. Van Handel: The following table sets forth the benefits and payments made or to be made to Mr. Van Handel as a result of his involuntary termination of employment as of April 11, 2008.

Involuntary (Not
Executive Benefit and	for Cause or
Payments Upon	Constructive)
Termination	Termination
Compensation:
Base Salary (1)	$147,488
Short-term incentive (100% of base salary)	—
Stock option vesting	—
Restricted stock vesting	—
Benefits and Perquisites:
Post-termination health care	504
Life insurance proceeds	—
Accrued vacation pay	3,954
Other perquisites	—
Tax gross-up	—
Total:	$151,946

(1)	Severance is paid in substantially equal amounts over nine months.
Mr. Edwards:

		Involuntary (Not
Executive Benefit and		for Cause or
Payments Upon	Voluntary	Constructive)	For Cause	Change in
Termination	Termination	Termination	Termination	Control	Death
Compensation:
Base Salary (1)	—	$360,000	—	—	—
Short-term incentive (100% of base salary)	—	—	—	—	—
Stock option vesting	—	—	—	—	—
Restricted stock vesting	—	—	—	—	—
Benefits and Perquisites:
Post-termination health care	—	6,661	—	—	—
Life insurance proceeds	—	—	—	—	$1,000,000
Accrued vacation pay	$56,666	56,666	$56,666	$56,666	56,666
Other perquisites	—	—	—	—	—
Tax gross-up	—	—	—	—	—
Total:	$56,666	$423,327	$56,666	$56,666	$1,056,666

(1)	Severance is paid in substantially equal amounts over 12 months.

Mr. Japinga.

		Involuntary (Not
Executive Benefit and		for Cause or
Payments Upon	Voluntary	Constructive)	For Cause	Change in
Termination	Termination	Termination	Termination	Control	Death
Compensation:
Base Salary (1)	—	$350,000	—	—	—
Short-term incentive (100% of base salary)	—	—	—	—	—
Stock option vesting	—	—	—	—	—
Restricted stock vesting	—	—	—	—	—
Benefits and Perquisites:
Post-termination health care	—	9,103	—	—	—
Life insurance proceeds	—	—	—	—	1,000,000
Accrued vacation pay	$13,862	13,862	$13,862	$13,862	13,862
Other perquisites	—	—	—	—	—
Tax gross-up	—	—	—	—	—
Total:	$13,862	$372,965	$13,862	$13,862	$1,013,862

(1)	Severance is paid in substantially equal amounts over 12 months.
Mr. Harris The following table sets forth the benefits and payments made or to be made to Mr. Harris as a result of his involuntary termination on December 10, 2007.

Involuntary (Not
Executive Benefit and	for Cause or
Payments Upon	Constructive)
Termination	Termination
Compensation:
Base Salary (1)	$1,200,000
Short-term incentive (100% of base salary)	—
Stock option vesting	250,965
Restricted stock vesting	—
Benefits and Perquisites:
Post-termination health care (2)	19,034
Life insurance proceeds	—
Accrued vacation pay	60,177
Other perquisites	—
Tax gross-up	—
Total:	$1,530,176

(1)	Severance was paid in a lump sum on January 8, 2008.

(2)	Based upon current annual cost of $13,288 per year, adjusted for 11% annual increase in premiums and reduced to a present value using a 6% interest rate.

     West Marine has agreed to pay Mr. Eisenberg severance benefits in the event his employment is involuntarily terminated. If Mr. Eisenberg’s employment is terminated without cause, or if he is constructively terminated prior to December 10, 2010 or he resigns within six months following a change in control of West Marine, then he will be entitled to receive a severance payment equal to 12 months of his base salary, to receive a pro-rated bonus for the year in which his employment is terminated, to exercise such stock options for a period of 12 months after the termination of his employment (provided that such one-year period cannot extend beyond the expiration date of any stock option), and to have the company continue to pay the premiums to continue Mr. Eisenberg’s health insurance coverage under COBRA for a period of 12 months or until he becomes eligible for coverage under another employer’s group health insurance plan, whichever is a shorter period of time.
     If West Marine experiences a change of control during the term of Mr. Eisenberg’s employment as Chief Executive Officer, all of his outstanding unvested stock options will become fully-vested and exercisable immediately prior to consummation of the change of control. A “change of control” means any transaction or series of related transactions that results in the direct or indirect transfer to one or more persons or entities of more than 50% of the aggregate voting power of all classes of equity securities of West Marine, except if such person or entity is (a) a subsidiary or parent of West Marine; (b) West Marine’s equity-based incentive compensation plan; (c) an entity formed to hold West Marine’s common equity securities, provided the owners of such entity, on the date such entity became the holder of West Marine’s common equity securities, are comprised of substantially all of the equity owners of West Marine immediately prior to that date; or (d) Mr. Repass or an entity controlled by Mr. Repass’ family.
     Per the terms of his employment agreement dated December 8, 2006, as amended on September 27, 2007, West Marine has agreed to pay Mr. Moran severance benefits in the event his employment is terminated without cause or if his employment is constructively terminated. In such event, in addition to accrued wages (such as base salary and accrued paid time off through the date of termination), he will be entitled to severance pay equal to 12 months of his base salary, payable over the twelve month period following the date of termination, and if the termination occurs during the second half of West Marine’s fiscal year, a pro-rated bonus for the year in which his employment is terminated. No severance benefits are payable if Mr. Moran’s employment is terminated voluntarily, as a result of his death or disability, or if West Marine terminates his employment for cause.
     In April 2007, West Marine entered into an executive termination and compensation agreement with Mr. Van Handel that provides Mr. Van Handel with special rights if he is subjected to an adverse job change for reasons other than cause, death or disability. An adverse job change consists of a substantial reduction in Mr. Van Handel’s job responsibilities, title, position or full-time employment. Under the agreement, if the adverse job change occurred in the second half of the West Marine’s fiscal year, Mr. Van Handel will be entitled to a prorated bonus for the year that included the adverse job change. In addition, for a period of nine months following an adverse job change, Mr. Van Handel will be entitled to receive his base salary and group health insurance benefits, and he will be able to continue to exercise any stock options which were vested on the date of the adverse job change for a period of one year following the date thereof. Mr. Van Handel experienced an adverse job change on April 11, 2008.
     In September 2004, West Marine entered into an executive termination and compensation agreement with Mr. Edwards that provides Mr. Edwards with special rights if he is subjected to an adverse job change for reasons other than cause, death or disability. An adverse job change consists of a substantial reduction in Mr. Edwards’ job responsibilities, title, position or full-time employment. Under the agreement, if the adverse job change occurred in the second half of the West Marine’s fiscal year, Mr. Edwards will be entitled to a prorated bonus for the year that included the adverse job change. In addition, for a period of one year following an adverse job change, Mr. Edwards will be entitled to receive his base salary and group health insurance benefits, and he will be able to continue to exercise any stock options which were vested on the date of the adverse job change for a period of 15 months following the date thereof.
     In February 2006, West Marine entered into an executive termination and compensation agreement with Mr. Japinga that provides Mr. Japinga with severance benefits if his employment is terminated for reasons other than cause, death or disability. Under the agreement, Mr. Japinga receive his base salary for twelve months, and if the termination occurs in the second half of the West Marine’s fiscal year, Mr. Japinga will be entitled to a prorated bonus for the year in which the termination occurs. In addition, for a period of one year following such termination,

Mr. Japinga will be entitled to receive group health insurance benefits for 12 months (unless he obtains alternate employment that provides for health benefits) and will be able to continue to exercise any stock options which were vested on the date of termination for a period of 15 months following the date thereof.
     Under his employment agreement, West Marine had agreed to pay Mr. Harris severance benefits in the event his employment was involuntarily terminate. Since Mr. Harris’ employment was terminated without cause in December 2007, he was entitled to receive, and did receive, a severance payment equal to 18 months of his base salary, to continue to vest in any outstanding stock options for a period of 18 months and to continue to exercise such stock options for a period of 24 months after the termination of his employment. In addition, he is entitled to participate in West Marine’s group health benefits for 24 months following the termination of his employment.
Director Compensation
     The following table sets forth certain information for fiscal year 2007, concerning the cash and non-cash compensation for services in all capacities to West Marine and its subsidiaries earned by, awarded to or paid to, Mr. Repass, Mr. Eisenberg and directors who are not employees of West Marine. Following his appointment as the company’s Chief Executive Officer on December 10, 2007, Mr. Eisenberg will not receive any compensation for serving on the Board of Directors.

	Fees Earned	Stock	Option	All Other
	or Paid in	Awards	Awards	Compensation
Name	Cash ($)	($)(1)	($)(1)	($)(2)	Total ($)
Randolph K. Repass	100,000	0	0	0	100,000
Geoffrey A. Eisenberg	26,000	14,000	12,240	0	52,240
David McComas	35,500	27,590	0	0	63,090
Alice Richter	43,000	27,590	0	1,291	71,881
Peter Roy	36,000	27,590	0	0	63,590
Daniel J. Sweeney, Ph.D.	41,000	27,590	0	185	68,775
William U. Westerfield	43,000	14,000	12,240	0	69,240

(1)	Reflects the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 29, 2007 in accordance with SFAS 123(R). For a description of the methodology and assumptions used to determine the amounts recognized in the 2007 Financial Statements pursuant to SFAS 123R, see Note 4 to the 2007 Financial Statements.

(2)	Reflects reimbursement for continuing education courses. Does not reflect value of benefits available on a nondiscriminatory basis to associates (e.g., health insurance and store discounts) or any reimbursements for travel or other out-of-pocket expenses reimbursed for travel to meetings or other matters incidental to their service as a West Marine director.

     The following table sets forth information regarding stock options and restricted stock awards held by West Marine directors other than Geoff Eisenberg and outstanding as of December 29, 2007:

	Option Awards				Restricted Stock Awards
	Number of	Number of
	Securities	Securities
	Underlying	Underlying			Number of	Market
	Unexercised	Unexercised			Shares That	Value of
	Options	Options	Option Exercise		Have Not	Shares That
	(#)	(#)	Price	Option	Vested	Have Not
Name	Exercisable	Nonexercisable	($)	Expiration Date	(#)	Vested ($)
Randolph K. Repass	—	—	—	—	—	—
David McComas	—	—	—	—	1,441	19,583
	3,000		17.2650	May 11, 2012
	2,000		26.2800	May 12, 2014
	2,000		16.7466	May 7, 2013
	2,000		22.0000	May 3, 2012
	2,000		6.0800	May 10, 2011
	2,000		8.6250	May 10, 2010
	9,302		10.7500	May 5, 2009
	5,000		20.0000	May 20, 2008
Alice Richter	—	—	—	—	1,441	19,583
Peter Roy	—	—	—	—	1,441	19,583
	3,000		14.6100	May 4, 2011
	3,000		17.2650	May 11, 2012
	2,000		26.2800	May 12, 2014
	2,000		16.7466	May 7, 2013
	2,000		22.0000	May 3, 2012
	2,000		6.0800	May 10, 2011
Daniel J. Sweeney, Ph.D.	—	—	—	—	1,441	19,583
	2,000		26.2800	May 12, 2014
	2,000		16.7466	May 7, 2013
	2,000		22.0000	May 3, 2012
	2,000		6.0800	May 10, 2011
William U. Westerfield	3,000	—	13.5900	May 10, 2012	441	5,993
	3,000		14.6100	May 4, 2011
	2,000		26.2800	May 12, 2014
	2,000		16.7466	May 7, 2013
	2,000		22.0000	May 3, 2012
     Non-employee directors are paid director fees of:
•	$2,000 for each Board meeting attended, payable on the meeting date;

•	$16,000 as an annual cash retainer, payable quarterly; and

•	$8,000 in the form of West Marine common stock and $6,000 of restricted stock granted under the Equity Incentive Plan, payable as of each annual meeting of stockholders. The $6,000 of restricted stock vests one year after the date it is granted.
In addition, following each annual meeting of stockholders, each non-employee director, if nominated for re-election and so elected by stockholders, receives a grant of, at their election, either an option exercisable for 3,000 shares of common stock or 1,000 shares of restricted stock. However, following the first annual meeting at which a director is nominated for election and so elected by stockholders, such a director instead receives a grant of, at their election, either an option exercisable for 4,500 shares of common stock or an award of 1,500 shares of restricted stock. No nominees for the 2008 Annual Meeting of Stockholders are eligible for this enhanced grant. The options are granted with an exercise price equal to the fair market value of West Marine’s common stock on the grant date, and the options will become exercisable six months following the date of the award. All restricted shares vest one year after the grant date. The Board generally expects that directors will hold the shares received as restricted stock grants until such time as they leave the West Marine Board of Directors.
     Ms. Richter, the Audit Committee Chair and designated as one of two audit committee financial experts under Securities and Exchange Commission rules, will continue to receive an additional annual retainer of $17,000, and Mr. Westerfield, the other Audit Committee member whom the Board also has designated as an audit committee financial expert, also will continue to receive an additional annual retainer of $17,000. The remaining member of the Audit Committee, Mr. Roy, will continue to receive an additional annual retainer of $12,000. The chairman of the Governance and Compensation Committee will continue to receive an additional annual retainer of $15,000, and each other member of the Governance and Compensation Committee will continue receive an additional annual retainer of $9,500.
     All non-employee directors will continue to be reimbursed for travel and other out-of-pocket expenses incurred by them that are incidental to their service on the Board of Directors. In addition, all directors will be reimbursed for Board continuing education course fees up to $5,000 per annum, provided that such courses are accredited by Risk Metrics Group (formerly Institutional Shareholder Services). Based on management’s recommendation, our Governance and Compensation Committee has suspended this reimbursement for 2008.
     Directors who are associates of West Marine do not receive any compensation for serving on the Board of Directors.
     The Chairman of the Board of Directors of West Marine, Randolph K. Repass, had a base salary in fiscal year 2007 of $100,000, but has agreed to forego such salary for fiscal year 2008. Mr. Repass currently beneficially owns 5,421,558 shares or approximately 24.8% of the outstanding common stock. In 2007, Mr. Repass established the Randolph K. Repass Retained Annuity Trust No.1, a Grantor Retained Annuity Trust established under Section 2702 of the Internal Revenue Code, in which Mr. Repass retains a limited pecuniary interest. Neither he, his wife nor any other member of his family retains or shares investment or voting control over the shares held in such trust. Mr. Repass has not been granted any stock options since West Marine’s initial public offering in 1993 and receives no bonus.

EQUITY COMPENSATION PLAN INFORMATION
     The following table summarizes information about West Marine’s equity compensation plans as of December 29, 2007. All outstanding awards relate to West Marine’s common stock.

(c)
Number of securities
	(a)	(b)	remaining available for
	Number of securities to	Weighted-average	future issuance under
	be issued upon exercise	exercise price of	equity compensation plans
	of outstanding options,	outstanding options,	(excluding securities
Plan category	warrants and rights (#)	warrants and rights ($)	reflected in column (a)) (#)
Equity compensation plans/arrangements approved by securityholders	2,914,874 (1)	$17.960 (1)	478,395 (2)

Equity compensation plans/arrangements not approved by securityholders	- 0 -	- 0 -	- 0 -

(1)	Pertains to stock options outstanding under the Equity Incentive Plan. Does not include 28,440 shares of restricted stock issued under the Equity Incentive Plan. Also does not include purchase rights accruing under the Associate Stock Buying Plan as the number of shares issuable and the exercise price under that plan will not be determinable until the end of the current offering period, April 30, 2008.

(2)	Includes 478,395 shares of common stock reserved for future issuance under the Equity Incentive Plan. Does not include 352,138 shares of common stock currently reserved for issuance under the Associates Stock Buying Plan.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS
     The following table indicates, as to (i) each person who is known to own beneficially 5% or more of the outstanding shares of our common stock, (ii) each director and director nominee, (iii) each named executive officer and (iv) all directors and executive officers at December 29, 2007 as a group, the number of shares and percentage of common stock beneficially owned as of March 26, 2008. As of the close of business on March 26, 2008, there were outstanding 21,893,741 shares of common stock of West Marine.

	Common Stock
	Beneficially Owned
	as of March 26, 2008(1)
Beneficial Owner	Number of Shares		Percent

Randolph K. Repass	5,421,558	(2)	24.8%

Geoffrey A. Eisenberg	885,943	(3)	4.0%
Thomas R. Moran	75,000	(4)	*
Peter Van Handel	35,801	(4)	*
Bruce Edwards	165,524	(4)	*
Ronald Japinga	90,000	(4)	*

David McComas	42,625	(5)	*
Alice M. Richter	7,921	(5)	*
Peter Roy	27,943	(5)	*
Daniel J. Sweeney	14,143	(5)	*
William U. Westerfield	16,943	(5)	*
All directors and executive officers as a group (11 persons)	6,783,401	(6)	30.9%

Peter L. Harris	435,000	(7)	2.0%

Franklin Resources, Inc	4,757,346	(8)	21.7%

Thales Fund Management, L.L.C	1,874,237	(9)	8.6%

Dimensional Fund Advisors, LP	1,628,066	(10)	7.4%

Royce Associates, L.L.C	1,216,344	(11)	5.6%

*	Less than one percent.

(1)	Except as otherwise noted, each person has sole voting and investment power over the common stock shown as beneficially owned, subject to community property laws where applicable.

(2)	The address of Mr. Repass is 500 Westridge Drive, Watsonville, California 95076-4100. Includes 254,600 shares held by Mr. Repass’ wife, 23,200 shares held by Mr. Repass’ minor son, 6,000 shares held in trust for the benefit of Mr. Repass’ grandchildren and 185,900 shares held by the Repass-Rodgers Family Foundation Inc. Mr. Repass has sole voting and dispositive power with respect to 5,166,958 shares and is deemed to have shared voting and dispositive power with respect to 254,600 shares. Mr. Repass disclaims beneficial ownership of all shares attributed to his spouse and all shares held by the Repass-Rodgers Family Foundation. The beneficial ownership reported does not include 1,000,000 shares held by the Randolph K. Repass Retained Annuity Trust No. 1. Although Mr. Repass retains a limited pecuniary interest in these shares, neither Mr. Repass, his wife nor any other member of his family retains or shares investment or voting control over the shares.

(3)	Includes stock options exercisable within 60 days to purchase 424,500 shares and 441 restricted shares that vest on May 10, 2008.. Also includes 10,640 shares held by Mr. Eisenberg’s children.

(4)	Includes stock options exercisable within 60 days to purchase shares as follows: Thomas R. Moran, 75,000 shares; Peter Van Handel, 35,296; Bruce Edwards, 157,520; and Ronald Japinga, 90,000 shares. Includes restricted stock granted in 2005 that vest in four equal installments of 25% on each anniversary date of the grant as follows: Peter Van Handel, 100 shares; and Bruce Edwards, 2,000 shares.

(5)	Includes stock options exercisable within 60 days to purchase shares as follows: David McComas, 27,302 shares; Alice M. Richter, 0 shares; Peter Roy, 14,000 shares; Daniel J. Sweeney, 8,000 shares; and William Westerfield, 12,000 shares. Includes restricted stock that vest on May 10, 2008 as follows: David McComas, 1,441 shares; Alice M. Richter, 1,441 shares; Peter Roy, 1,441 shares; Daniel J. Sweeney, 1,441 shares; and William Westerfield, 441 shares

(6)	Includes stock options exercisable within 60 days to purchase 1,253,118 shares.

(7)	Includes 435,000 stock options exercisable within 60 days to purchase shares.

(8)	The information contained in the table and these footnotes with respect to Franklin Resources, Inc. is based solely on a statement on Schedule 13G, reporting beneficial ownership as of December 31, 2007, to the effect that (a) it (directly or indirectly) has sole dispositive power over all these shares, (b) it has sole voting power over all of these shares and no shared voting power and (c) these shares are held by investment companies and institutional accounts which are advised by subsidiaries of Franklin Resources, Inc. pursuant to advisory contracts which grant to such subsidiaries all investment and voting power over these shares.

(9)	The information contained in the table and these footnotes with respect to Thales Fund Management, L.L.C. is based solely on a statement on Schedule 13G, reporting beneficial ownership as of December 31, 2007, Temujin Fund Management, L.L.C. serves as Investment Advisor, with full investment discretion, to Temujin Holdings, Ltd with respect to the shares of common stock directly owned by the Fund and which is jointly owned by Thales Fund Management, L.L.C.

(10)	The information contained in the table and the footnotes with respect to Dimensional Fund Advisors, LP. Is based solely on a statement on Schedule 13G, reporting beneficial ownership as of December 31, 2007, to the effect that (a) it (directly or indirectly) has shared dispositive power over all of these shares and (b) it has shared voting power over all of these shares.

(11)	The information contained in the table and the footnotes with respect to Royce & Associates, L.L.C. Is based solely on a statement on Schedule 13G, reporting beneficial ownership as of December 31, 2007, to the effect that (a) it has sole dispositive power over all of these shares and (b) it has sole voting power over all of these shares.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
     Section 16(a) of the Securities Exchange Act of 1934 requires executive officers and directors, and persons who own more than 10% of our common stock, to file reports of ownership and changes in ownership of West Marine common stock with the Securities and Exchange Commission. Executive officers, directors and greater than 10% stockholders are required by Securities and Exchange Commission regulation to furnish West Marine with copies of all Section 16(a) forms they file.
     Based solely on a review of copies of such reports received by West Marine, or written representations from certain reporting persons that no Forms 5 were required for those persons, we believe that, during the period from December 31, 2006 to December 29, 2007, our executive officers, directors and greater than 10% stockholders filed on a timely basis all reports due under Section 16(a), except that the initial statement of beneficial ownership on Form 3 for Mr. Japinga was filed late and a Form 4 reporting one transaction for Mr. Moran was filed late.
CERTAIN TRANSACTIONS
     Since February 2002, West Marine has leased its store in Palo Alto, California from the FBO Trust, for which Randolph K. Repass is the trustee. Prior to that, West Marine leased its Palo Alto store directly from Randolph K. Repass. West Marine also leases its store in New Bedford, Massachusetts from a corporation of which Mr. Repass’ brother is the President and his father is a member of the board of directors and a major stockholder. In addition, West Marine leases its Watsonville Support Center and its stores in Santa Cruz, California and Braintree, Massachusetts from three partnerships. Mr. Repass is a general partner of each such partnership and, together with certain members of his family, owns substantially all of the partnership interests in such partnerships. Geoffrey A. Eisenberg is a 7.5% limited partner in the two partnerships from which West Marine leases its Watsonville Support Center and its store in Santa Cruz, California. Pursuant to these leases, West Marine paid rent to Mr. Repass and such corporation and partnerships, as applicable, during fiscal years 2007, 2006 and 2005 in the aggregate amounts of approximately $1.9 million, $1.7 million and $1.6 million, respectively. Using comparative information, management has determined that these transactions are at terms that are favorable to West Marine.

     West Marine purchased merchandise from a supplier in which Mr. Repass was an investor and a member of the board of directors. Additionally, Mr. Repass’ brother was the president and his father was a member of the board of directors and a major stockholder of the related supplier. The supplier was acquired on July 1, 2007 by an unrelated party and as of that date is no longer a related party. The Company’s cost of sales during 2007, 2006 and 2005 included $6.8 million, $9.4 million and $9.7 million, respectively, for goods purchased from the related supplier. Accounts payable to the related supplier at year-end 2006 was $0.4 million and purchases from the related supplier included in merchandise inventories at year-end 2006 was $6.5 million. Using comparative information, management has determined that these transactions are at terms that are favorable to West Marine.

AMENDMENT TO OMNIBUS EQUITY INCENTIVE PLAN
(Proposal No. 2)
          On April 9, 2008, upon the recommendation of the Governance and Compensation Committee, our Board of Directors adopted, subject to stockholder approval, an amendment to our Equity Incentive Plan. The amendment, if approved, would increase the maximum number of shares available under the Equity Incentive Plan from 7,300,000 shares of West Marine’s common stock (which includes previously issued and outstanding shares and shares that remain subject to outstanding awards) to 8,400,000 shares of West Marine’s common stock. The Board of Directors believes that the increase in the number of shares available under the Equity Incentive Plan is in the best interest of West Marine and its stockholders.
          In order to enhance long-term stockholder value, West Marine needs to maintain competitive associate incentive compensation programs to attract, motivate and retain associates. The Equity Incentive Plan has been, and continues to be, a key component of West Marine’s long-term associate incentive compensation and retention programs. The Equity Incentive Plan helps align the interest of West Marine’s associates with that of its stockholders by providing an incentive for associates to focus on stockholder value. Furthermore, training new associates is expensive and distracts from core operations, and the Board of Directors believes that offering equity awards is a significant factor in retaining and motivating qualified associates.
          The Board of Directors believes that it is critical to West Marine’s short-term and long-term success to provide associates with meaningful opportunities to participate in the growth of West Marine and stockholder value. The Governance and Compensation Committee utilizes a consultant from time to time to ensure that West Marine’s compensation programs, including awards under the Equity Incentive Plan, remain competitive. In January of this year, West Marine awarded 400,000 options to Mr. Eisenberg in connection with his agreement to become the chief executive officer. As of April 11, 2008, only 78,395 shares remained available for awards under the Equity Incentive Plan, and approximately 50,000 of those shares already are committed to associates who recently have been promoted. Therefore, the Governance and Compensation Committee effectively has very few shares to address West Marine’s compensation needs for the next 12 months. In addition, the Board of Directors believes that it is in the best interest of West Marine to obtain authorization for a sufficient number of additional shares so that West Marine (i) will have some certainty that the Equity Incentive Plan will have sufficient shares to continue a competitive equity award program for the approximately two years, or depending upon forfeitures of prior awards, perhaps three years, and (ii) will not incur the marginal cost of seeking stockholder approval each year. Accordingly, the Board of Directors is seeking authorization of an additional 1,100,000 shares for awards under the plan.
          It is particularly important that West Marine’s equity award program remain competitive at this time. As a result of the decline in West Marine’s stock price, a significant number of West Marine’s associates hold stock options with exercise prices that are substantially in excess of the current market price of West Marine’s common stock. These options are commonly referred to as being underwater, and many associates perceive that these underwater options are of very limited or no value. As a result, the underwater options are no longer effective to motivate or retain existing associates. The following table sets forth information regarding total stock options outstanding, and stock options vested, as of December 29, 2007.

	Outstanding Options				Exercisable Options
				Weighted			Weighted
Range of Exercise	Shares			Average	Exercisable		Average
Prices	Outstanding		Expiration	Exercise	Shares	Expiration	Exercise
$4.375 — $6.5625	109,680		2011	$4.50	109,680	2011	$4.50
7.000 — 10.500	177,278		2008 — 2010	8.23	177,278	2008 — 2010	8.23
10.750 — 16.125	1,194,089		2008 — 2013	14.99	506,040	2008 — 2013	15.35
16.580 — 24.870	1,053,502	*	2008 — 2015	20.16	1,003,502	2008 — 2015	20.33
26.280 — 39.420	380,325		2014	29.60	380,325	2014	29.60

$4.375 — 39.420	2,914,874		2008 — 2015	$17.96	2,176,825	2008 — 2015	$19.10

*	Includes options to purchase 360,000 shares of stock at an exercise price of $24.62 which are held by our former Chief Executive Officer and will expire if not exercised by December 10, 2009.
          While the Governance and Compensation Committee does not currently expect any material change in its past practices of granting awards under the Equity Incentive Plan, given the decline in West Marine’s stock price, the annual grant of options for 2008-2009 may be larger than typical (which generally has involved grants of between approximately 500,000 to 600,000 options per year, excluding grants to the chief executive officer. The 2005 grant included a one-time award of 360,000 options as an initial hiring incentive for our prior chief executive officer. Since 2005, associates (including executive officers but excluding non-employee directors) have been awarded stock options or restricted stock representing 4.0%, 2.2% and 2.7% of the outstanding shares at fiscal year end for 2005, 2006 and 2007, respectively. These awards are made to a wide group of associates (in each of the last three years, the eligible group has exceeded 650 associates), not just to executive officers. The Board of Directors believes that the number of options granted to associates, including executive officers, has been proportional and appropriate, and in light of the number of outstanding stock options which are underwater, the Board of Directors believes that merely looking at the number of outstanding options overstates the potential dilutive effect of the options.
          The amendment to increase the number of shares available under the Equity Incentive Plan will allow West Marine to continue to use the plan as an important tool to motivate and retain West Marine’s associates, while realigning the long-term interests of West Marine’s associates with that of its stockholders. A vote in favor of the proposal will provide our associates with confidence that, with West Marine’s improved performance, they will participate in any increased value of West Marine. In addition, a vote in favor of the proposal will permit the Board of Directors to use a cost-effective tool to accomplish important long-term objectives for West Marine.

Description of the Equity Incentive Plan
     Set forth below is a summary of the principal features of the Equity Incentive Plan. This summary is qualified in its entirety by reference to the complete text of the plan, which was filed as Exhibit 10.1 to West Marine’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 10, 2006, and can be accessed at www.westmarine.com under “Investor Relations.” You also can obtain a printed copy can by writing to the Secretary, West Marine, Inc., 500 Westridge Drive, Watsonville, California 95076.
     Purpose. The purpose of the Equity Incentive Plan is to promote the success and enhance the value of West Marine by linking the personal interests of participating associates, directors and consultants to those of West Marine’s stockholders and by providing such associates, directors and consultants with an opportunity to benefit from increases in stockholder value. The plan provides West Marine with the flexibility to use equity awards to motivate, attract and retain the services of the associates, directors and consultants whose judgment, interest and special efforts will directly influence West Marine’s success.
     Administration. The Equity Incentive Plan is administered by a committee appointed by the Board of Directors, which currently is the Governance and Compensation Committee. Except with respect to certain nondiscretionary awards to the non-employee directors, the Governance and Compensation Committee has sole discretion, subject to the limitations in the plan, to determine the individuals to whom awards will be made, the amounts and types of awards to be made, and the terms, conditions and limitations applicable to each award.
     Type and Number of Awards Authorized Under the Plan. The Equity Incentive Plan permits the Governance and Compensation Committee to grant awards of stock options, stock appreciation rights, restricted stock, performance units and performance shares. The Board of Directors has approved, subject to stockholder approval, an additional 1,100,000 shares of common stock to be reserved for issuance under the plan. As of April 11, 2008, the plan had 78,395 shares available for awards, so if this proposal is approved, the aggregate number of shares authorized for issuance will be 8,400,000 and there would be 1,178,395 shares of West Marine’s common stock available for awards under the plan (subject to adjustment for any forfeited or expired awards). The number and types of shares available for awards may be adjusted by the Governance and Compensation Committee, in its sole discretion, to reflect any change in the common stock due to any merger, reorganization, consolidation, recapitalization, separation, liquidation, stock dividend, stock split, combination or similar corporate event. In calculating the number of shares available for grant under the Equity Incentive Plan, the Governance and Compensation Committee will deduct (i) one share for each stock option that is exercised, (ii) one share for each stock appreciation right that is exercised and settled in stock (rather than the net shares delivered upon exercise of the stock appreciation right), and (iii) 1.89 shares for each restricted stock, bonus stock or other “full value” award (e.g., performance shares) that vests.
     Eligibility to Receive Awards. Key associates of West Marine and its subsidiaries, West Marine’s non-employee directors, and persons who provide significant consulting services to West Marine or its subsidiaries (but who are neither associates of West Marine or its subsidiaries nor directors of West Marine) are eligible for awards under the Equity Incentive Plan. So-called “incentive stock options” (which carry special income tax benefits under Section 421 of the Internal Revenue Code) may be granted only to associates. This group of eligible participants consists of approximately 650 individuals. Mr. Repass is not eligible to participate in any awards under the Equity Incentive Plan.
     Options. The Governance and Compensation Committee may issue incentive stock options or nonqualified stock options. The exercise price of the shares subject to each stock option (whether an incentive stock option or a nonqualified stock option) may not be less than 100% of the fair market value of the common stock on the date the option is granted. (Under Internal Revenue Service rules, the exercise price of an incentive stock option must be at least 110% of the fair market value of the common stock if on the grant date the participant owns stock possessing more than 10% of the total combined voting power of all classes of stock of West Marine or any of its subsidiaries.) Options granted under the Equity Incentive Plan are exercisable at the times and on the terms established by the Governance and Compensation Committee, except that no option may be exercised more than five years after the date the option is granted. The Governance and Compensation Committee may accelerate the exercisability of any option. The option exercise price must be paid in full, in cash or its equivalent, at the time of exercise. The

Governance and Compensation Committee also may permit payment of the option exercise price by the tender of previously acquired shares of West Marine’s stock (which has been held at least six months) or such other legal consideration which the Governance and Compensation Committee determines to be consistent with the plan’s purpose and applicable law.
     Stock Appreciation Rights (SARs). The Equity Incentive Plan permits the grant of three types of SARs: Affiliated SARs, Freestanding SARs and Tandem SARs, and any combination thereof. An Affiliated SAR is one that is granted in connection with an option and under which the SAR automatically will be exercised simultaneously with the exercise of the option. A Freestanding SAR is one that is granted independently of any options. A Tandem SAR is one that is granted in connection with an option, and under which the exercise of the SAR requires a forfeiture of the right to purchase a share under the related option (and, alternatively, when a share is purchased under the option, the SAR is forfeited). The Governance and Compensation Committee has complete discretion to determine the number of SARs granted to any recipient and the terms and conditions of such SARs. However, the grant price of the SAR must be no less than the fair market value of a share of West Marine’s common stock on the date of grant, and the SAR may not be exercised more than five years after the date the SAR is granted.
     Restricted Stock or Bonus Stock Awards. The Equity Incentive Plan permits the grant of restricted stock and bonus stock awards under which recipients receive shares of common stock, and their right to retain the shares of stock vest in accordance with terms established by the Governance and Compensation Committee. The Governance and Compensation Committee may impose restrictions and conditions on the shares, including, without limitation, restrictions based upon the achievement of specific performance goals (company-wide, divisional and/or individual), and/or restrictions under applicable federal or state securities laws. The Governance and Compensation Committee may accelerate the time at which any restrictions lapse, and/or remove any such restrictions, and may issue shares which are immediately vested.
     Director Awards. Immediately after each annual meeting, each non-employee director, if nominated for reelection and so elected by the stockholders, will receive a nondiscretionary grant, at their election, of either (i) an option exercisable for 3,000 shares of common stock or (ii) 1,000 shares of restricted stock. However, following the first annual meeting at which a director is nominated for election and so elected by stockholders, such a director instead will receive a nondiscretionary grant of, at their election, either (i) an option exercisable for 4,500 shares of common stock or (ii) an award of 1,500 shares of restricted stock. The options will be granted with an exercise price equal to 100% of the fair market value of West Marine common stock on the grant date and will become exercisable six months following the date of the award, and may not be exercised more than five years after the date the option is granted. All restricted stock will vest one year after the grant date.
     In addition, immediately after each annual meeting, each non-employee director, if nominated for reelection and so elected by the stockholders, will receive a nondiscretionary award of West Marine common stock valued at $8,000 and a nondiscretionary award of restricted stock valued at $6,000. The $8,000 of common stock is fully vested when awarded. The $6,000 of restricted stock will vest one year after the grant date.
     All awards to the directors are subject to the plan’s overall share limitation. For more information regarding the compensation of directors, see “Compensation of Directors” on page 32.
     Performance Unit/Share Awards. The Equity Incentive Plan permits the grant of performance unit and performance share awards which are payable to the recipient, at the discretion of the Governance and Compensation Committee, in cash, common stock, or a combination thereof, upon the attainment of certain specified performance goals. Each performance unit has an initial value that is established by the Governance and Compensation Committee at the time of its grant. Each performance share has an initial value equal to 100% the fair market value of a share of West Marine’s common stock on the date of its grant. The number and/or value of performance units/shares that will be paid out to recipients will depend upon the extent to which performance goals established by the Governance and Compensation Committee are satisfied. The Governance and Compensation Committee also may waive the achievement of any performance goals for such performance unit/share. After a performance unit/share award has vested, the recipient will be entitled to receive a payout of the number of performance units/shares earned by the recipient. Subject to the applicable award agreement, performance units/shares awarded to recipients generally will be forfeited to West Marine upon the recipient’s termination of employment prior to the payout of the performance unit or share.

     Nontransferability of Awards. Awards granted under the Equity Incentive Plan may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated, other than by will or by the applicable laws of descent and distribution. However, a recipient may designate one or more beneficiaries to receive any exercisable or vested awards following his or her death.
     Repricing. Neither the Board of Directors nor the Governance and Compensation Committee will amend the plan to permit a transaction that would have the effect of repricing a stock option or SAR without obtaining shareholder approval of such amendment. For this purpose “repricing” means any transaction that would have the effect of repricing a stock option or SAR under applicable financial accounting standards or, with respect to underwater stock options, the cancellation of such options in exchange for replacement options or a buyout of underwater stock options for cash.
     Tax Aspects. Under current federal income tax laws, the typical tax consequences of participation in the Equity Incentive Plan are as follows: (i) A recipient of a stock option or SAR will not recognize taxable income upon the grant of the option. For SARs and options other than incentive stock options, the recipient will recognize ordinary income upon exercise in an amount equal to the excess of the fair market value of the shares on the date of exercise over the exercise price. Any gain or loss recognized upon any later disposition of the shares generally will be eligible for capital gain or loss treatment. (ii) Purchase of shares upon exercise of an incentive stock option generally will not result in any taxable income to the recipient, except for purposes of the alternative minimum tax. Gain or loss recognized by the recipient on a later sale or other disposition will be treated either as long-term capital gain/loss or ordinary income depending upon whether the recipient holds the shares transferred upon the exercise for a specified period (generally 12 months). (iii) Unless the recipient elects to recognize ordinary income at the time of receipt of a restricted stock award, the recipient will not recognize taxable income upon the receipt of the award, but at the time the award vests will recognize ordinary income equal to the fair market value of the shares at the time of vesting. (iv) At the discretion of the Governance and Compensation Committee, the plan allows a recipient to satisfy withholding requirements under federal and state tax laws in connection with the exercise or receipt of an award by electing to have shares of common stock withheld, or by delivering to West Marine shares already owned (and held at least six months), having a value equal to the amount required to be withheld. (v) West Marine will be entitled to a tax deduction in connection with an award under the plan only in an amount equal to the ordinary income realized by the recipient, and at the time the recipient recognizes such income.
     The following table sets forth the number of shares of West Marine’s common stock that will be awarded to the non-employee directors of West Marine under the Equity Incentive Plan as of the date of the Annual Meeting. While additional awards will be made under the plan to the West Marine’s associates, including executive officers, it currently is impossible to determine the amounts and terms of any such awards.

PLAN BENEFITS

	West Marine, Inc.
	Omnibus Equity Incentive Plan,
	as amended
Name of Individual or Group	Dollar Value ($)		Number of Units (#)

All director nominees who are not executive officers, as a group	$70,000	(1)	26,705	(2)

(1)	Each of the five incumbent non-employee director nominees who are reelected to the Board of Directors will receive a stock grant with a value of $14,000 as of the date of the annual stockholders’ meeting. In addition, in accordance with the terms of the Equity Incentive Plan, each of these incumbent non-employee director will be given an opportunity to choose to receive either stock options exercisable for 3,000 shares or 1,000 shares of restricted stock. This table assumes that, each of the five incumbent non-employee directors is reelected to the Board of Directors and elects to receive stock options instead of shares of restricted stock. In accordance with Securities and Exchange Commission rules and published interpretations, no dollar value is attributed to the stock options assumed to be granted to non-employee directors for purposes of this table. However, the number of assumed stock options is included in the number of units disclosure.

(2)	This table assumes that, in accordance with the plan’s terms, each of the five incumbent non-employee directors is reelected to the Board of Directors and elects to receive stock options exercisable for 3,000 shares instead of 1,000 shares of restricted stock. In addition, this table assumes that the closing price of West Marine’s common stock as of the date of the annual stockholders’ meeting will be $5.98 (the closing price of West Marine common stock on April 14, 2008), so that the stock grants valued at $14,000 to each of the five non-employee directors would represent 2,341 shares.
     Required Vote. The affirmative vote of a majority of shares of West Marine’s common stock present in person or by proxy at the Annual Meeting and entitled to vote is required in order to approve the proposed amendment to the Equity Incentive Plan.
THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THIS PROPOSAL.

SELECTION OF INDEPENDENT AUDITORS
(Proposal No. 3)
     The Audit Committee has selected, and approved the engagement of, Deloitte & Touche LLP, independent registered public accounting firm, as West Marine’s independent auditors for fiscal year 2008. Although stockholder ratification of the Audit Committee’s action in this respect is not required, the Audit Committee considers it desirable for stockholders to ratify its selection. If the stockholders do not ratify the selection of Deloitte & Touche LLP, the engagement of independent auditors will be reevaluated by the Audit Committee.
     Ratification of the selection of Deloitte & Touche LLP shall be effective upon receiving the affirmative vote of the holders of a majority of the voting power of West Marine’s common stock present or represented by proxy and entitled to vote at the Annual Meeting.
     A representative of Deloitte & Touche LLP will be present at the Annual Meeting, will be offered the opportunity to make a statement if the representative so desires and will be available to respond to appropriate questions.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF DELOITTE & TOUCHE LLP AS INDEPENDENT AUDITORS.
OTHER MATTERS
     As of the date of this Proxy Statement, management does not know of any other matters to be considered at the Annual Meeting. If any other matters do properly come before the meeting, the persons named in the accompanying proxy intend to vote thereon in accordance with their best judgment, and the discretionary authority to do so is included in the proxy.
ANNUAL REPORT ON FORM 10-K
     We will provide upon request and without charge to each stockholder receiving this Proxy Statement a copy of our Annual Report on Form 10-K for the fiscal year ended December 29, 2007, including the financial statements included therein. Copies can be obtained by writing to the Secretary, West Marine, Inc., 500 Westridge Drive, Watsonville, California 95076.
          As discussed in the Annual Report on Form 10-K, in the course of finalizing its financial results for 2007, West Marine’s management determined, after a detailed review of workers’ compensation claims and historical reserves, that the company had made an error in the manner in which it had established and recorded reserves for estimated workers’ compensation claims. This error prompted a review of other reserves and accounts, particularly those involving management estimates. As a result of this review, in addition to the workers’ compensation liability adjustment, the company also identified additional adjustments to its 2007 quarterly and prior-period financial statements relating to, among other things, inventory reserves, vendor allowances, capitalized indirect costs, sales and use tax accruals, sales return reserves, software development costs, software asset impairments, foreign currency translation gains/losses, deferred income taxes and stock-based compensation. As a result, the Board of Directors authorized the restatement of West Marine’s consolidated financial statements for the fiscal years ended December 31, 2005 and December 30, 2006, the quarterly financial data for fiscal year 2006 and the first three quarters of fiscal year 2007.
          As of December 29, 2007, management concluded that the company did not maintain effective internal control over financial reporting primarily because it identified material weaknesses in the design and operation of controls over establishing and maintaining significant accounting estimates as follows: the company did not maintain sufficient accounting resources with adequate training in the application of generally accepted accounting principles (GAAP) commensurate with its financial reporting requirements and the complexity of its operations and transactions; and the company did not maintain effective monitoring and oversight controls over the preparation of significant accounting estimates.
          As a result of the material weaknesses and other deficiencies identified by management, the company is in the process of evaluating and enhancing the finance and accounting organizational structure and the supervisory procedures that will include additional levels of analysis and review; evaluating additional resource requirements for the accounting department, considering our needs for accounting knowledge, experience and training in the application of GAAP; enhancing our processes for ensuring that validation of our conclusions regarding significant accounting policies and their application to the company’s business transactions are carried out by personnel with an appropriate level of accounting knowledge, experience and training; and enhancing our workers’ compensation reserve analysis to include periodic actuarial analysis to assist management in establishing an appropriate reserve for workers’ compensation claims.
STOCKHOLDER PROPOSALS
     We anticipate that the 2009 Annual Meeting of Stockholders will be held in May 2009. Any stockholders who intend to present proposals at the 2009 Annual Meeting, and who wish to have such proposal included in the Proxy Statement for the 2009 Annual Meeting, must ensure that the Secretary of West Marine receives such proposals not later than December 3, 2008. Such proposals must meet the requirements set forth in the rules and regulations of the Securities and Exchange Commission in order to be eligible for inclusion in our 2009 proxy materials. Proposals should be addressed to West Marine at 500 Westridge Drive, Watsonville, California 95076-4100, Attention: Secretary. Any stockholder proposals that a stockholder intends to present at the 2009 Annual Meeting, other than through the inclusion in the proxy materials, should be received at least 30 (but not more than 60) days prior to the scheduled date of the 2009 Annual Meeting. Any stockholder wishing to submit a proposal at the 2009 Annual Meeting should contact the Secretary of West Marine after March 1, 2009 to obtain the actual meeting date and proposal deadlines.
COST OF SOLICITATION
     All expenses in connection with the solicitation of this proxy, including the charges of brokerage houses and other custodians, nominees or fiduciaries for forwarding documents to stockholders, will be paid by West Marine.

By Order of the Board of Directors
/s/ Pamela J. Fields
Pamela J. Fields, Esq.
Secretary

Watsonville, California
April 22, 2008

Annex A
Amendment Number Two
To The
West Marine, Inc.
Omnibus Equity Incentive Plan
     Pursuant to the power reserved to the Board of Directors of West Marine, Inc. (the “Company”) under Section 15 of the West Marine, Inc. Omnibus Equity Incentive Plan, as amended and restated effective as of May 4, 2006 (the “Plan”), the Plan hereby is amended as follows:
1.
     Section 4.1 of the Plan, entitled “Number of Shares,” shall be amended by deleting the first two sentences thereof in their entirety and by replacing them with the following:
Subject to adjustment as provided in Section 4.3, the total number of Shares available for grant under the Plan, including shares subject to Awards previously issued and outstanding under the Company’s 1993 Omnibus Equity Incentive Plan and Nonemployee Director Stock Option Plan, may not exceed 8,400,000 (which includes 7,300,000 Shares authorized under the Plan prior to the effective date of this amendment and restatement of the Plan). These 8,400,000 Shares may be either authorized but unissued or reacquired Shares.
2.
     This Amendment Number Two to the Plan shall be effective as of May 21, 2008, subject to approval by the shareholders of the Company at the annual meeting of stockholders of the Company scheduled for May 21, 2008.

Annex B

Electronic Voting Instructions
You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 11:00 p.m., Pacific Time, on May 20, 2008.
Vote by Internet
•	Log on to the Internet and go to www.investorvote.com/WMAR

•	Follow the steps outlined on the secured website.
Vote by telephone
•	Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call.

•	Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.
A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 and 3.

1.	To elect seven directors:
		For	Withhold		For	Withhold		For	Withhold
01	— Randolph K. Repass	☐	☐	02 — Geoffrey A. Eisenberg	☐	☐	03 — David McComas	☐	☐
		For	Withhold		For	Withhold		For	Withhold
04	— Alice M. Richter	☐	☐	05 — Peter Roy	☐	☐	06 — Daniel J. Sweeney	☐	☐
		For	Withhold
07	— William U. Westerfield	☐	☐

		For	Against	Abstain			For	Against	Abstain
2.	To amend the West Marine, Inc. Omnibus Equity Incentive Plan.	☐	☐	☐	3.	To ratify the selection of Deloitte & Touche LLP, independent registered public accounting firm, as the independent auditors for the fiscal year ending January 3, 2009.	☐	☐	☐
4.	To transact such other business as may properly come before the Annual Meeting.
B Non-Voting Items
Change of Address — Please print your new address below.

C Authorized Signatures — This section must be completed for your instructions to be executed. — Date and Sign Below
The signature should correspond exactly with the name appearing on the certificate evidencing your Common Stock. If more than one name appears, all should sign. Joint owners should each sign personally.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box	Signature 2 — Please keep signature within the box

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy — West Marine, Inc.

PROXY FOR 2008 ANNUAL MEETING OF STOCKHOLDERS MAY 21, 2008
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned hereby appoints Randolph K. Repass and Geoffrey A. Eisenberg, or either of them, each with power of substitution, as proxies of the undersigned, to attend the 2008 Annual Meeting of Stockholders of WEST MARINE, INC. to be held at the office of the company at 500 Westridge Drive, Watsonville, California, on May 21, 2008, at 10:30 a.m., local time, and any adjournment or postponement thereof, and to vote the number of shares the undersigned would be entitled to vote if personally present on the matters set forth on the reverse side, and upon such other business as may properly come before such meeting and any adjournment or postponement thereof.
This proxy will be voted as directed. In the absence of contrary directions, this proxy will be voted FOR the election of all of the director nominees listed on the reverse side, FOR the proposed amendment to the West Marine, Inc. Omnibus Equity Incentive Plan, FOR ratification of Deloitte & Touche LLP as the independent auditors for the fiscal year ending January 3, 2009, and in the discretion of the proxy holder(s) on any matter that may properly come before the Annual Meeting or any adjournment or postponement thereof.
STOCKHOLDERS ARE URGED TO MARK, DATE, SIGN AND RETURN THIS PROXY PROMPTLY IN THE ENVELOPE PROVIDED, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.
(Continued and to be voted on reverse side.)